                           PARTICIPATION, OWNERSHIP
                                      AND
                              OPERATING AGREEMENT

                                      FOR

                      WEST SHORE PROCESSING COMPANY, LLC
                     A MICHIGAN LIMITED LIABILITY COMPANY

                                 (COMPRISED OF

                        MICHIGAN ENERGY COMPANY, L.L.C.



                                      AND

                            MARKWEST MICHIGAN, LLC)

               PARTICIPATION, OWNERSHIP AND OPERATING AGREEMENT
                                      FOR
                      WEST SHORE PROCESSING COMPANY, LLC

     THIS PARTICIPATION, OWNERSHIP AND OPERATING AGREEMENT ("Agreement"), made and entered into this 2nd day of May, 1996 by and among MICHIGAN ENERGY COMPANY, L.L.C., herein referred to as "MEC", and MARKWEST MICHIGAN, LLC, herein referred to as "Markwest", each of MEC and MarkWest herein referred to from time to time as a "Party", and collectively as "Parties", or as a "Member" and collectively as "Members".

RECITALS:

     A. The Parties desire to enter into this agreement to create WEST SHORE PROCESSING COMPANY, LLC, a limited liability company organized under the laws of the state of Michigan, (the "Company") and to govern their relationship, duties, rights and obligations pertaining to the Company as further defined herein, and to provide for the development, installation, acquisition and operation of properties and rights made part of the Company, including the ownership and operation of Basin Pipeline Limited Liability Company ("Basin").

     NOW THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the Parties hereto agree as follows:


                                   ARTICLE I
                                  THE COMPANY

     1.1    Scope and Purpose.  This Agreement and the Company shall pertain to
            -----------------
and shall include all gas gathering, gas transportation, gas purchasing and selling, gas treating, and gas processing assets, contracts, agreements, real and personal properties and activities in which any of the Parties have interests or hereafter acquire interests (other than in Sole Risk Projects as defined below) within the areas of Manistee, Mason, Oceana and Muskegon Counties, Michigan, which area is referred to herein as the "Company Area", including, without limitation activities and ownership of the following assets which shall be referred to herein as the "Assets":

     a. 98% of the Membership Interests in Basin Pipeline Limited Liability Company which will own and operate all of the assets of Basin which include all pipeline facilities, and all related equipment, machinery, supplies, pipelines, facilities, easements, certificates, licenses, rights of way, surface leases and agreements, permits and other properties, real or personal, necessary to ownership and operation thereof, used in connection therewith or appurtenant thereto as owned as of the date hereof, including, without limitation, those facilities and properties described on Exhibit M, attached hereto and made a part hereof.

     b. All personal property and equipment, and fixtures located on or appurtenant to the assets described in paragraph a., above, or used in

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     connection therewith.

     c. All accounts receivable attributable to the assets described in paragraphs a. and b., above accruing on or after the Final Closing Date; provided, MEC retains the right to all revenues attributable to the Assets prior to Final Closing, even if received after Final Closing, including, all rights to refunds or rebates of sales taxes related to the Assets prior to the Final Closing Date, even if received after Final Closing.

     d. All records, maps, data, files, test results, and other information in MEC's possession related to the portions of the Assets described above (the "Records").

     e. All real property, rights-of-way, easements, surface agreements, licenses and permits related to or used in connection with the ownership, operation and maintenance of the portions of the Assets described above, including those as more fully described on Exhibit B, attached hereto and made a part hereof, including an easement from Manistee to the Company and/or Basin providing access across, ingress to and egress from the lands of Manistee related to the Brown 19 gas plant for the purposes of permitting the Company access to its and/or Basin's facilities which are located on the lands utilized by the Brown 19 Gas Plant, which easement shall be in form and content acceptable to the Company.

     f. Those portions of the Brown 19 Gas Plant and other assets of MEC described on Exhibit A; which shall exclude those portions of the Brown 19 Gas Plant which are subject to the Option Agreement attached as Exhibit V and which are subject to Section 2.2(c).

     g. All contracts and agreements pertaining to the portions of the Assets described above, to the extent described on Exhibit C, attached hereto and made a part hereof.

All such activities of all or any of the Parties, and their Affiliates (as defined in Section 9.2), within the Company Area shall be conducted exclusively by and through the Company and/or Basin and shall be subject to this Agreement, including, without limitation, the activities, construction and operation of facilities related to the Company and/or Basin. The general purposes of the Company and Basin under this Agreement are for the Parties to acquire, own, construct, operate and maintain certain pipeline and gas treating and processing, and related facilities located in the Company Area, to gather, treat, transport, process and market natural gas and residue gas (under gas purchase contracts between the Company and producers) and natural gas liquids, and to do any and all acts incidental to those purposes. The general purposes of the Company shall not include and nothing herein shall apply to the ownership and operation of any oil, gas and mineral estates, including but not limited to leaseholds and fee interests (including all rights and activities incidental to such ownership and operation, including without limitation exploration, development and production activities) owned individually by any of the Parties and neither the Company nor Basin shall acquire any ownership interest in any oil, gas and mineral estates, whether leasehold or fee.

     1.2    Effective Date.  This Agreement shall be effective as of 12:01 a.m.,
            --------------
Eastern Time, on the date hereof, 1996, (the "Effective Date").

     1.3    Term.  This Agreement shall be in force as of the date hereof and,
            ----
unless sooner terminated by the provisions herein, shall, after the creation of the Company, continue for so long as the Company continues in existence, or until otherwise terminated by the Parties.

     1.4    Relationship of the Parties.  Until the Final Closing Date, the
            ---------------------------
Parties and Basin shall be deemed to be individual owners of the Assets as owned on the date hereof, and with respect to work to be performed by MarkWest and operations to be conducted by MarkWest, MarkWest shall be deemed an independent contractor of MEC. Upon the Final Closing Date, the Parties hereto shall be Members of the Company. Nothing contained herein is intended to nor shall be construed to create a partnership (except to the extent considered a partnership solely for tax purposes as set forth in Exhibit E), joint venture or other relationship with attributes of joint and several liability.

     1.5    Formation of Company.  At or before Final Closing, the Parties shall
            --------------------
create and establish the Company in conformance with the terms hereof, and upon the Effective Date, this Agreement shall be considered to be the Operating Agreement of the Company to govern its management and affairs.

                                  ARTICLE II
                    CAPITAL REQUIREMENTS AND CONTRIBUTIONS
                    --------------------------------------

     2.1    MarkWest's Initial Contributions.  (a)  Commencing upon the
            --------------------------------
Effective Date, MarkWest will undertake the following activities, which until Final Closing shall be paid for from the Working Capital Fund established by MEC under Section 6.8, and which, after Final Closing shall be paid for by contributions of MarkWest of money to the Company towards the ownership, construction, and development (which contributions will include, without limitation, all expenditures by MarkWest of amounts which would otherwise be considered direct charges under the terms of the Accounting Procedures attached as Exhibit F) of the following:

     (i) a nominal 10-inch diameter pipeline extension of the current Basin pipeline (to be owned by Basin) along the right of way of Consumers Power to the delivery point at the gathering lateral of the existing Slocum No. 1-21 well, located in Section 21, Township 15 North, Range 16 West, Elbridge Township, Oceana County, Michigan, (as approximately depicted on the map attached hereto as Exhibit N), including all matters related to the acquisition of requisite permits (for which permits MarkWest shall diligently apply for and use its reasonable efforts to acquire), installation, construction, and acquisition of necessary easements and rights of way ("Basin Extension"). The installation and construction of the Basin Extension shall be conducted in a good and workmanlike manner consistent with prudent industry standards. Should the amount required to complete that extension exceed $10,000,000, then MEC shall be obligated to pay 80% of all such excess amounts, and MarkWest shall be obligated to pay 20% of all such excess amounts, which amounts shall not be utilized in calculating Ownership Interests hereunder. MarkWest will commence activities related to this installation promptly following the Effective Date. MarkWest will undertake planning aimed at completing the Basin Extension by December 31, 1996, and, in any event, will use its reasonable efforts to complete the Basin Extension, subject to conditions not within MarkWest's reasonable control, by March 31, 1997. Additionally, MarkWest will reimburse MEC for costs related to the Basin Extension and which were incurred before the Effective Date to the extent those costs are specified on Exhibit D, attached hereto.

     (ii) the installation of the Filer 1-10 lateral and related facilities, located in Section 10, Township 21 North, Range 17 West, Filer Township, Manistee County, Michigan, and, at Final Closing, MarkWest shall reimburse MEC for the costs incurred by MEC, or the Parties comprising MEC, which are directly related to the Filer 1-10 lateral and facility installation and which are reimbursable by the producers connected to the Filer No.1-10 lateral to the extent specified on Exhibit D,

     (iii) constructing and installing compression facilities, turbo expander extraction facilities designed to recover no less than 80% of the propane content of the gas, and such other facilities at or near the Shell Western E&P, Inc., #23 facility, located in Section 23, Township 22 North, Range 16 West, Manistee County, Michigan, ("Shell #23 Plant"), on terms acceptable to MarkWest and MEC, as necessary to deliver gas into the MichCon dry header and to extract, depropanize and/or separate natural gas liquids. Should the amount to be paid for those facilities exceed $5,600,000, then MEC shall be obligated to pay 80% of all such excess amounts, and MarkWest shall be obligated to pay 20% of all such excess amounts, which amounts shall not be utilized in calculating Ownership Interests hereunder. Prior to the commencement of the construction and installation of those facilities, MEC shall have the right to propose alternate activities with regard to the extraction of natural gas liquids from the gas and the basis upon which MEC believes, based upon its interest in the Company only, without regard to the interests of producers, that such alternative will be economically advantageous to the Company. If MarkWest agrees with MEC's proposal, based solely upon an economic analysis of the effect on the Company without regard to any economic effect upon producers, then the character of the facilities to be constructed will be modified accordingly. MarkWest agrees that its concurrence to MEC's proposal shall not be unreasonably withheld,

     (iv) installation of pipelines, and related metering facilities, to and from the Brown 19 plant, located in Section 19, Township 22 North, Range 15 West, Manistee County, Michigan, and the Shell #23 Plant; provided, this obligation may be replaced and discharged by MichCon installing such pipelines and charging a transportation rate acceptable to MarkWest and MEC,

     (v) if Michigan Production Company, L.L.C., ("MPC") does not commence to install the necessary well production, surface and metering facilities on the Slocum No. 1-21 well in a timely manner as necessary to equip the well for production within thirty (30) days following the date that MarkWest completes the installation of the Basin pipeline extension under i., above, then MarkWest may, but will have no obligation to, install those facilities, subject to the reimbursement obligations to the Company of MPC under the Gas Facilities Agreement described in Section 17.15, hereof,

     (vi) to the extent that MarkWest has not then made its maximum required contributions under this Section 2.1, MEC may cause MarkWest to remedy the non-compliance of the Assets with the Occupational Safety and Health Administration's standards contained in 29 CFR Section 1910.119, up to the first $150,000 of required expenditures, with MEC remaining liable and responsible for all portions of those remediation expenses exceeding that amount. To the extent that MEC has remedied those non-compliances in the Brown 19 Gas Plant before the Company, if ever, acquires the Brown 19 Gas Plant, then upon the Company acquiring the Brown 19 Gas Plant, and to the extent, at that time, that MarkWest has not then made its maximum required contributions under this Section 2.1, MarkWest will reimburse MEC for the amounts expended by MEC to remedy those non-compliances up to the limits set forth above,

     (vii) installation of basic upgrades to the Basin pipeline as described on Exhibit O, and

     (viii) such other facilities as are unanimously agreed upon by the Parties.

            (b) The maximum aggregate initial contribution by MarkWest for the items described in this Section 2.1, together with any payments by MarkWest under Section 3.1(b), shall be $16,800,000. These contributions shall be for the construction of the facilities described above. Amounts in excess of those amounts shall be paid by the Parties in accordance with their then applicable Ownership Interests.

            (c) The expenditures for the items in this Section 2.1 shall be in conformance with the Preliminary Cost Estimates attached to this Agreement as Exhibit S; and with AFE's to be agreed upon by the Parties before the purchasing of materials or the commencement of construction. After the Final Closing Date, MarkWest shall be authorized to pursue the activities required in this Section 2.1, in conformance with the scope specified on the approved AFE's. If MarkWest proposes to materially change the scope of the activity specified in the approved AFE's, all such material scope changes shall require the unanimous approval of the Parties. MEC agrees that its consent to any such scope changes will not be unreasonably withheld giving due regard to the economic or other justification for those changes or additional expenditures. It is understood and agreed that the approval of an AFE means, in the absence of material scope changes, that the Operator shall have the right to complete the project which is the subject of the AFE and that the Parties shall be responsible for their proportionate share (as determined under this Agreement) of all costs and expenses incurred in completing that project, even if the aggregate amount incurred reasonably exceeds the estimate stated on the AFE.

     2.2    MEC's Initial Contributions and Obligations.
            -------------------------------------------

            (a) On the Final Closing Date, MEC shall contribute all of the Assets to the Company. Upon those contributions and performance of obligations under this Section 2.2, MEC shall be deemed to have made a capital contribution to the Company equal to $11,200,000.

            (b) To the extent any lease, contract, right or commitment included in the Assets is not capable of being assigned or transferred without the consent or waiver of the issuer thereof or the other party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment, transfer or sublease of any such lease, contract, right or commitment. Anything in this Agreement to the contrary notwithstanding, MEC is not obligated to transfer to the Company any of its rights and obligations in and to any such contract without first having obtained all necessary consents and waivers. For a reasonable period of time after the Final Closing Date, MEC shall use all reasonable efforts, and the Company shall cooperate with MEC to obtain all necessary consents and waivers. To the extent that such consents and waivers are not obtained by MEC, MEC shall use all reasonable efforts to establish arrangements that are reasonable and lawful as to both MEC and the Company and which provide the benefits, risks and burdens of the relevant contract to the Company for the remaining term of such contract. If such arrangements cannot be established providing to the Company the benefits, risks and burdens of the relevant contract contemplated hereunder without a material adverse effect to the Company, then the parties shall determine the economic value of excluding those from the Company, and such value shall be deducted from MEC's deemed capital contribution under Section 2.2(a), above.

            (c) MEC agrees that it shall provide the Company with reasonable prior written notice of its intention to exercise its rights set forth in the Option Agreement, attached as Exhibit V, between MEC and Manistee Gas Limited Liability Company, which notice shall include a listing of the Brown 19 Gas Plant assets that MEC intends to acquire from Manistee. In the event that MEC has not determined to exercise its option thereunder, the Company may, upon written notice to MEC, cause MEC to exercise that option as to the assets identified by the Company. Prior to MEC's exercise, the Company shall provide MEC with a list of those assets which at such time constitute part of the Brown 19 Gas Plant and which the Company desires to take title to, which list may include assets excluded from the list provided to the Company by MEC; provided, in that event, the Company will expressly assume and be responsible for all general cleanup and abandonment costs related to the assets which it elected to have MEC acquire hereunder. MEC shall exercise its option to acquire all assets (to the extent then owned by Manistee) set forth on both lists, provided that MEC and the Company shall cause title to any assets requested by the Company to be transferred directly to the Company. Notwithstanding the terms of the Option Agreement, no additional consideration shall be paid by the Company to MEC in connection with such transfer, and MEC shall not be entitled to any increase in its initial deemed capital account with respect to such transfer. Title to all other assets not requested by the Company and acquired by MEC pursuant to its exercise of the option shall remain the property of MEC.

            (d) MEC shall be subject to the following requirements, and any expenditures in connection therewith shall not be utilized in calculating Ownership Interests:

     (i) Should the amount required to complete the Basin Extension exceed $10,000,000, then MEC shall be obligated to pay 80% of all such excess amounts,

     (ii) Should the amount to be paid for the facilities related to the Shell #23 Plant, as described in Section 2.1(a)(iii), necessary to deliver gas into the MichCon dry header and to extract, fractionate and/or separate natural gas liquids at that Plant exceed $5,600,000, then MEC shall be obligated to pay 80% of all such excess amounts,

     (iii) MEC shall pay all amounts in excess of those required to be paid by MarkWest under Section 2.1(a)(vi) required to remedy the non-compliance of the Assets with the Occupational Safety and Health Administration's standards contained in 29 CFR Section 1910.119; and MEC shall pay all amounts to remedy all other non-compliances or environmental conditions disclosed in the Woodward-Clyde reports described on Exhibit T, including, without limitation, those relating to the eleven (11) 20,000-gallon buried tanks.

     2.3    Claybanks Extension.  (a)  MarkWest shall construct all facilities
            -------------------
necessary to extend the Basin Extension to the vicinity of the Claybanks 2 Unit, located in Section 2, Township 13 North, Range 18 West, Claybanks Township, Oceana County, Michigan, ("Claybanks Extension") which shall be owned by Basin, in accordance with the specifications of an AFE to be approved by the Parties before commencement of construction. MarkWest shall commence pre-engineering activities related to that construction and installation promptly following the Effective Date and continue with diligence constructing and installing in accordance with applicable laws and in accordance with prudent practices. The installation and construction of the Claybanks Extension, from the Effective Date until the Final Closing Date, shall be paid out of the Company's Working Capital Fund in accordance with Section 6.8, and the expenses related to the Claybanks Extension after the Final Closing Date shall be initially at MarkWest's sole expense, which expenditures shall not be utilized in calculation of the Ownership Interests in the Company. MarkWest shall maintain separate accounting records relating to the construction of the Claybanks Extension and will provide MEC with monthly statements of the cumulative costs incurred.

            (b) Upon completion of the Claybanks Extension, MarkWest shall notify MEC of the total costs incurred in constructing and installing the Claybanks Extension. MarkWest shall recover those total costs, together with interest accruing thereon at the rate of 25% per annum, through a processing and treating fee surcharge under the Gas Gathering, Treating and Processing Agreement between the Company and MPC, of even date herewith, in the form attached hereto as Exhibit G, which shall additionally include a surcharge, measured at the receipt points thereunder, calculated to permit MarkWest to recover those total costs, and all accrued interest, within two years following the completion of the Claybanks Extension. The Parties agree that all amounts received by the Company representing that surcharge shall be immediately remitted to MarkWest; and, no other Member shall have any rights to any portion thereof and those remittances shall not be considered as any portion of MarkWest's distributions to be made under Section 4.1.

            (c) Upon one year following the date of initial deliveries of gas by MEC into the Claybanks Extension, the Company will calculate the amount of reimbursement which would have been due to MEC under the terms of the Gas Gathering, Treating and Processing Agreement, attached as Exhibit G, had MEC actually installed the Claybanks Extension at its expense and shall (i) if MEC has not repaid the amounts required under (b), above, pay that amount to MarkWest and accordingly, the amount then due MarkWest from MEC under (b), above, will be reduced by a corresponding amount, or (ii) if MEC has repaid the amounts due under (b) above, pay that amount to MEC.

            (d) MEC shall use its best efforts to cause MPC to install all required gathering lines and all other facilities necessary to cause gas to be delivered into the Claybanks Extension as required under the terms of the Gas Gathering, Treating and Processing Agreement; and to install those facilities in a manner so that the existing wells in the Claybanks 2 Unit will be capable of production and delivery of gas to the Company within thirty (30) days of the date by which MarkWest has completed the Claybanks Extension. MarkWest agrees to keep MEC and MPC informed of the plans and progress on the Claybanks Extension so that MEC may cause MPC to timely complete its facilities.

            (e) Notwithstanding any of the provisions of this Section 2.3 to the contrary, MEC shall have the right to fund, or to cause an Affiliate to fund, the costs of the Claybanks Extension on a monthly basis as the facilities are constructed. If MEC or such Affiliate elects to pay such costs, then Claybanks Extension shall be owned and operated by Basin and the provisions of Sections 2.3(b) and 2.3(c) shall not apply.

     2.4    Additional Capital Expenditures.  The commitment by MarkWest to make
            -------------------------------
initial monetary contributions under Section 2.1, shall be limited to the items specified in Section 2.1 and to the aggregate maximum amounts specified therein. Subject to the AFE and budget approval procedures herein, the Parties understand and acknowledge that the scope of operations and activities, and other requirements may change, or that actual or other costs to be incurred may differ from current estimates. Therefore, in the event those actual costs exceed the maximum aggregate amounts specified in Section 2.1, or if the Company incurs costs for activities or items other than those specified in Section 2.1, all Parties agree to pay their proportionate share of all amounts exceeding those aggregate maximums based upon each Party's then applicable Ownership Interest in the Company as specified in Article III, below. In the event that any Party is unable to pay its proportionate share, or elects not to pay its proportionate share, it shall be subject to the nonconsent provisions below.

     2.5    Limited Guaranty.  With respect to, and only with respect to the
            ----------------
obligations of MarkWest under Section 2.1, above, MarkWest Hydrocarbon Partners, Ltd., absolutely, unconditionally and irrevocably guarantees that it will provide, or otherwise cause to be made available, sufficient funding to MarkWest to enable MarkWest to comply in all respects with its obligations under Section
2.1. In the event of a default in the timely payment of MarkWest of any of its obligations under Section 2.1, MarkWest Hydrocarbon Partners, Ltd., shall promptly pay or perform or cause to be paid or performed such obligations upon receipt of written notice of that default and demand for payment from MEC. MarkWest Hydrocarbon Partners, Ltd., further agrees to pay all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses for legal services) actually paid or incurred by MEC in enforcing this guaranty, provided that MEC prevails in that enforcement. Nothing contained in this
Section 2.5 shall be construed to act as any other or further guaranty by MarkWest Hydrocarbon Partners, Ltd., of any other or further obligations of MarkWest under this Agreement.


                                  ARTICLE III
                      OWNERSHIP INTERESTS AND TAX MATTERS
                      -----------------------------------

     3.1    Ownership Interests in the Company.  (a)  As of the Effective
            ----------------------------------
Date, MEC shall be deemed to own 100% of the Assets. The Ownership Interest of MarkWest and MEC in the Company will be determined, initially at the Final Closing Date, and from time to time thereafter, based upon its contributions made under Section 2.1 above, and its repayments to the Working Capital Fund under Section 6.8, from and after the Effective Date. MarkWest shall earn a proportionately increasing Ownership Interest in the Company, up to a maximum of 60% of the Ownership Interests in the Company based upon, at any given time, the ratio that the aggregate capital contributions made by MarkWest under Section 2.1, as of that time, bear to the sum of (i) $11,200,000, plus (ii) the aggregate capital contributions made by MarkWest under Section 2.1, as of that time; and, accordingly, as MEC's Ownership Interest will be correspondingly reduced to equal the difference between 100% and the Ownership Interest of MarkWest. It is agreed that Ownership Interests are based upon the actual capital contributions of MarkWest, up to $16,800,000, and the deemed initial capital contribution of MEC of $11,200,000 without regard to the actual capital accounts of the Parties.

            (b) If MarkWest has not achieved a 60% Ownership Interest by July 1, 1997, based upon its contributions under Section 2.1, then within 60 days following July 1, 1997, and upon written notice to MEC, MarkWest shall have the right, but not the obligation to pay MEC an amount, that if (i) that amount was added to the contributions then made by MarkWest, and (ii) that amount was at the same time subtracted from the deemed initial capital contribution of MEC, would result, based upon the calculation in (a), above, in up to 60% Ownership Interest for MarkWest. Upon making that payment, the amount paid shall be deducted from MEC's capital contribution in the Company. If MarkWest does not elect to acquire those interests, or if after electing to acquire those interests, MarkWest does not timely pay the amounts required, then as of September 1, 1997, the Ownership Interests of the Members in the Company shall be as otherwise determined under Section 3.1(a), above.

     3.2    Certain Additional Obligations of MEC.
            -------------------------------------

            (a) MEC shall be liable for all ad valorem, real and other property taxes affecting the Assets applicable to taxable periods or portions thereof ending on or before the Final Closing Date. Ad valorem, real and other property taxes with respect to the Assets for the taxable year that begins before and ends after the Final Closing Date shall be apportioned between MEC and the Company on a pro rata daily basis over the relevant tax period. The Company assumes the obligation to pay all such taxes for the taxable year beginning before and ending after the Final Closing Date to the appropriate governmental entity on or before the applicable due date. MEC will reimburse the Company for its pro rata share of such taxes. MEC shall be entitled to any refunds of ad valorem, real and other property taxes relating to the Assets for periods prior to the Final Closing Date, regardless of when received. Should the Company receive any refunds of such taxes after Final Closing relating to the Assets and relating to periods prior to the Final Closing Date, the Operator shall promptly remit such refunds to MEC.

            (b) MEC shall timely pay when due and payable all expenses and liabilities relating to the Assets and arising or accruing during periods prior to the Final Closing Date, regardless of when invoiced or asserted. MEC shall be entitled to all revenues relating to the Assets for periods prior to the Final Closing Date, regardless of when received. Should MEC receive any revenues after Final Closing relating to the Assets and relating to periods from and after the Final Closing Date, MEC shall promptly remit those to the Operator for the benefit of the Company. Should the Company receive any revenues after Final Closing relating to the Assets and relating to periods before the Final Closing Date, the Operator shall promptly remit those to MEC.

     3.3    Conveyance of Ownership Interests.  (a)  As MarkWest makes the
            ---------------------------------
contributions, from time to time under Section 2.1, or the acquisition under 3.1(b), it shall be deemed to have been conveyed the corresponding Ownership Interest in the Company without any further action being required upon the part of MEC or the Company; provided, however, upon request from any Party, MEC and the Company will execute and deliver to the requesting Party a certificate indicating the then current Ownership Interest of MarkWest. All Ownership Interests acquired by MarkWest hereunder shall be free and clear from all liens, encumbrances and adverse claims of any nature, except for liens in favor of MEC's secured lender which liens are subordinate to the rights and interests of MarkWest under this Agreement pursuant to the Subordination Agreement attached as Exhibit H.

            (b) The Ownership Interests shall be determined at the end of each calendar month based upon the cumulative contributions made by MarkWest under
Section 2.1 (and as paid under Section 3.1(b), if applicable) as of the end of that month and the deemed contribution of MEC under Section 2.2, above. Contributions by MarkWest shall be based upon actual expenditures made. The calculation of Ownership Interests at the end of a calendar month shall be deemed effective for all purposes under this Agreement as of the last day of that month for which the determination was made.

     3.4    Profits, Losses and Other Tax Matters.  Profits and losses (except
            -------------------------------------
for matters for which a Party indemnifies the others under Article XIII) of the Company shall be the individual benefits of and liabilities of each of the Parties allocated in accordance with the individual Party's Ownership Interest at the given time and as determined and allocated in accordance with the provisions of Exhibit E. The Parties agree that MarkWest will act in the capacity of Tax Matters Partner. MarkWest, as Tax Matters Partner, agrees to use its best efforts to comply with its duties and responsibilities as set forth in the Internal Revenue Code. MarkWest will prepare the federal, state and local partnership income tax returns and other returns and reports necessary for the operations reportable under the Tax Partnership in accordance with the provisions of the Tax Matters attached hereto as Exhibit E.

     3.5    Tax Depreciation.  Tax depreciation related to the Company will be
            ----------------
allocated in accordance with Exhibit E; provided, in all events, MarkWest will be allocated 100% of depreciation attributable to the capital contributions made by MarkWest under Section 2.1.

     3.6    Ownership of Basin.  Upon conveyance of Ownership Interests to
            ------------------
MarkWest under Section 3.3, above, aggregating at least 1.2%, MarkWest shall be
                                                        ---
conveyed a 1.2% Membership Interest in Basin and Basin shall be owned in the
           ---
following proportions: The Company shall own 98% of the membership interests,
                                             --
MEC shall own 0.8% of the membership interests, and MarkWest shall own 1.2% of
              ---                                                      ---
the membership interests. The direct ownership of membership interests in Basin shall be taken into consideration at any time at which the respective indirect undivided ownership interests in Basin is determined. The provisions of this Agreement shall, to the extent not inconsistent with the amended operating agreement of Basin as of the Final Closing Date, control the governance and operation of Basin; and, as used herein "Company" shall include Basin unless the context otherwise provides.

                                  ARTICLE IV
                              ACCOUNTING MATTERS
                              ------------------

     4.1    Cash Distributions.  Cash distributions shall be made at least
            ------------------
monthly and shall equal all cash remaining from operations, (which shall be after payment of all direct expenses, including producer payments, processing fees, operating expenses, and overhead charges and after payment of the marketing fees to MarkWest specified in Section 6.11 and after the payment of the surcharge to MarkWest referenced in Section 2.3). Distributable cash available shall be calculated and determined without regard to, and free of the burden of any obligations of the Members to their respective lenders, whether or not any of those obligations are guaranteed by the Company. Distributions shall be made based upon each Party's Ownership Interest. The Operator shall distribute those distributions within thirty (30) days following the end of the month for which the distributions relate.

     4.2    Distributions  All revenues attributable to any of the operations or
            -------------
activities of the Company, including Basin, shall be initially received by the Operator. Each Party which is a party to a contract with the Company under which revenues are to be received by the Company, shall direct those revenues to be paid to the Operator. The Operator shall, from those revenues, first discharge all accounts payable and other obligations attributable to the Company then due prior to making any distributions to the Parties under Section 4.1, above; provided, it will withhold distributions for approved capital expenditures, to the extent that withholding is required as a result of non-consent expenditures under Section 6.6.

     4.3    Payment of Expenses; Cash Shortfall.
            -----------------------------------

     a. Subject to the Operator's right to bill for approved capital expenses under Section 6.7, and to require the Working Capital Account under Section 6.8, the Operator shall initially pay all non-capital costs incurred hereunder, including all costs of gas purchases (under gas purchase contracts between the Company and producers within the Company Area) and all non-capital costs incurred in the construction, maintenance, operation, enlargement, alteration, supervision and management of the Company. Prior to any distributions under Section 4.1, the Operator shall net out of all Company revenues amounts due to it for those costs and expenses as permitted or authorized under the provisions of Exhibit F, Accounting Procedures. In the event that, during any month, the revenues attributable to the operations and activities of the Company are insufficient to discharge all accounts payable and other obligations attributable to the Company then due, the Operator shall have the right to bill each Party for its proportionate share of the shortfall. Within fifteen (15) days after it receives any bill, each Party shall pay to the Operator its proportionate share of the shortfall. If any Party does not pay that bill within that 15-day period, then, in addition to the other rights of the Operator, the unpaid amount shall bear interest monthly, accruing immediately, at the prime rate per annum as published in the Wall Street Journal, Money Rates, determined on the first business day of the month in which the delinquency occurs, plus four
     (4) percentage points.

     b. Should any Party dispute any portion of invoices or charges submitted or assessed by the Operator for expenditures which (i) have been approved by the Members pursuant to this Agreement, (ii) which comply with an approved AFE and (iii) which have been invoiced within the time forecast for the applicable expenditure or the payment progress schedule as approved by the Members or as specified in the approved AFE, then that Party shall nevertheless pay the full invoiced amount, but shall specify, when remitting payment, the portion and the reasons for its dispute accompanied by reasonable documentation to substantiate the dispute. If the Parties are unable to resolve the dispute within thirty (30) days following the specification of the dispute, the matter shall be resolved according to the dispute resolution procedures in Article XX, below.

     4.4    Accounting Procedures.  Operator shall comply with, and the Parties
            ---------------------
shall be bound by the Accounting Procedures attached as Exhibit F.

                                   ARTICLE V
                          MANAGEMENT AND RESTRICTIONS
                          ---------------------------

     5.1    Management.
            ----------

     a.     Representation and Voting Interests.
            -----------------------------------

            (i) Each Party shall have the right to participate in the management of the Company (and before Final Closing, in the management and operations of the Assets) by having a voting interest ("Voting Interest") as specified below, without regard to that Party's actual Ownership Interest at the time:

            MEC               40%
            MarkWest          60%

            (ii) Notwithstanding the foregoing, if MarkWest is in material default with respect to any of its material obligations hereunder, and has not remedied the default within thirty (30) days following written notice of the default from MEC (or in the case of a default that cannot be remedied within 30 days, has not commenced and is diligently pursuing the remedy of that default within that 30-day period), the Voting Interests of the Parties shall be the same as their then applicable, from time to time, Ownership Interests until such time as MarkWest has remedied that material default. Should MarkWest dispute that it is in material default, the determination of whether or not MarkWest is in material default shall be submitted to arbitration under the terms of Article XX; provided, that during the pendency of the arbitration proceedings, the Voting Interests shall be based upon the then applicable Ownership

            Interests of the Members. Additionally, in the event that MarkWest has not made applicable capital contributions in accordance with
            Section 2.1 hereof in the amount of at least $16,800,000 and has not fully exercised the right to purchase the balance of the 60% ownership interest as set forth in Section 3.1(b) hereto, then, as of September 1, 1997, Voting Interests of the Parties shall thereupon equal the then effective Ownership Interests of such Parties.

     b.     Construction Management.  Management of all construction activities
            -----------------------
     of the Company and Basin (or the Assets before Final Closing) will be by the Operator.

     5.2    Voting Procedure.  On all matters requiring a vote of the Members
            ----------------
(or of the Parties before Final Closing) in accordance with the provisions of this Agreement, the Operator shall conduct the voting either at a meeting of the Members, by written polling of the Members, or, where capital is proposed to be spent, by submission from the Operator of written authorites for expenditure
(AFE). On all matters requiring a vote hereunder relating to capital expenditures or budgets, the unanimous approval of the members shall be required;and, an affirmative vote of a simple majority affirmative vote of a simple majority of the Members, based upon the Voting Interests specified above, shall be binding upon all Parties, except as otherwise specified herein. If voting occurs other than at a meeting, the time in which a Party has to vote on the issue presented will be ten (10) days following the date presented.

     5.3    Delegation to Operator.  As of the Effective Date, the day-to-day
            ----------------------
 managing and operation of the Company, (and of the Assets prior to Final Closing) including the physical operations of the gas gathering systems, gas processing and treating plants and other facilities of the Company, shall be delegated to and shall be the responsibility of the Operator. MarkWest is hereby designated as the Operator of the Company and shall act in accordance with the provisions of this Agreement. The Operator shall have the power to bind the Company within the scope specified by this Agreement.

     a. The Operator shall have control and management, subject to the provisions of this Agreement, regarding the construction, operation, repair, replacement, expansion, maintenance, alteration and enlargement of the assets of the Company.

     b. The Operator shall conduct all operations hereunder in a good and workmanlike manner and shall have the right and duty to conduct the operations in accordance with what a prudent operator would do under the same or similar circumstances in material compliance with applicable laws, rules, regulations, permits and licenses, including environmental laws, rules and regulations. The Operator shall freely consult with the Parties and shall keep them advised of all matters arising in connection with operations hereunder which the Operator, in the exercise of its best and reasonable judgment, considers important or of which matters the Parties specifically request consultation, advisement and documentation.

     c. The Operator will act in the best interests of the Company at all times.

     d. The Operator will conduct operations in compliance with the provisions of Article VI.

     5.4  Restrictions on Parties.  Notwithstanding the authority delegated
          -----------------------
herein to the Operator, no Party, without the unanimous consent of the Parties obtained in accordance with the voting procedures above shall:

     a. Sell, lease, exchange, abandon, encumber, or convey title to or grant options for sale of all or any portion of the Company's property; provided, this shall not preclude a Member from mortgaging or encumbering its Ownership Interest in the Company or any of the assets of the Company in connection with financing arrangements so long as mortgages or encumbrances are made subordinate to the rights of the other Parties to this Agreement; or,

     b. Borrow money, or incur any indebtedness or other obligations, or execute any contract (other than contracts permitted under Section 6.3) on behalf of the Company; or,

     c. Settle or compromise any dispute or litigation matter involving the Company with any third party for an amount greater than $50,000.00.

     5.5  Accounting Records.  The Operator shall maintain Company accounting
          ------------------
records on behalf of the Parties and shall charge all costs and expenses to those accounts as set out in the Accounting Procedures, Exhibit F. The Company accounting records shall be maintained by the Operator at the principal place of business of the Operator and each Party shall, at all times, have access thereto. The Company's accounting records shall be identified separately from the Operator's non-Company accounting records. Operator shall keep Company records in accordance with generally accepted accounting principles, and report the Company's income for income tax purposes in accordance with the provisions of Exhibit E. The Operator shall make a final monthly accounting to each Party, in writing, no later than thirty (30) days following the end of that month. The written final monthly accounting shall include, but not be limited to, an "Operating Statement" containing at least the following information: (i) financial statements including a comparative income statement (current and prior months), balance sheet with fluctuation analysis between current and prior months, budget variance comparison report, capital expenditure report, schedule of cash contributions; and (ii) any other information as determined reasonably necessary by any Member, upon written notice to the Operator specifying such additional information and the reasons requested. The Company's books shall be closed and balanced at the end of each calendar year, and financial statements shall be prepared by the Operator and delivered to the Parties no later than ninety (90) days following the close of the calendar year. The Operator shall cause to be prepared all income tax returns and reports required to be filed by the Company, in accordance with the

Tax Partnership, Exhibit E, and shall furnish copies of those returns or reports, as well as any schedule to the Parties as soon as it becomes available, subject to the provisions of Exhibit E. The Operator shall cause, at Company expense, an annual audited financial statement for the Company, consolidated with Basin.

     5.6    Removal of Operator.  The Operator shall be subject to removal from
            -------------------
that position upon the occurrence of one or more of the following events:

            a. The Operator becomes insolvent, or files for protection from creditors or for protection under the bankruptcy laws; or,

            b. Should the Members determine, by a majority vote in accordance with the Voting Interests specified above, after excluding the Voting Interest of the Operator, and of its Affiliates, that there are material deficiencies in the performance of the Operator's duties, those Members shall send a written notice to the Operator specifying, in detail, the deficiencies ("Deficiency Notice"). The Operator shall have twenty-five (25) days following receipt of the Deficiency Notice in which to respond, in writing, to the Members specifying the plans of the Operator to remedy the claimed deficiencies. Should the Members not approve, by a majority vote, after excluding the Voting Interest of the Operator, the plans of the Operator, and if the Operator does not dispute the existence of the material deficiencies, then the Operator shall be deemed removed, with no further action on the part of the Members, upon the expiration of sixty (60) days following the date of the Deficiency Notice.

            c. If the Operator disputes the existence of the material deficiencies specified in the Deficiency Notice, or contends that it has sufficiently remedied those deficiencies but the Members (other than the Operator or its affiliate) do not concur, the determination of whether or not a material deficiency exists shall be resolved in accordance with the Alternative Dispute Resolution Procedures of
            Article XX, and if it is determined that material unremedied deficiencies exist, the Operator shall be deemed to be removed without further notice or opportunity to cure and a new operator shall be selected pursuant to Section 5.8.

     5.7    Resignation.  The Operator will have the right to resign its
            -----------
position upon providing ninety (90) days advance written notice to the other Parties.

     5.8    Selection of Successor Operator.  In the event the Operator resigns
            -------------------------------
or is removed pursuant hereto, then a new Operator shall be appointed based upon a unanimous vote of Members; provided if an Operator was removed under the provisions of Section 5.6, the removed Operator may not vote for itself unless at least one other Member also votes for that removed Operator. The new Operator shall be a Member of the Company unless otherwise agreed by unanimous vote of the Members.

     5.9    Effectiveness of Resignation or Removal.  Upon the resignation or
            ---------------------------------------
removal of the then Operator, that Operator shall be released from its further duties and obligations as Operator, except as specified in this Section 5.9, upon the earlier of (i) ninety (90) days after the effective date of its removal or resignation, as provided above, or (ii) upon the date that a successor Operator is selected by the Parties; provided, the removed or resigned Operator shall assist the successor Operator, at no expense to the removed or resigned Operator, during a transition period of sixty (60) days following the date the removed or resigned Operator is otherwise released from its duties and obligations under this Section 5.9.

     5.10   Consent to Bankruptcy Proceedings.  The Members agree that neither
            ---------------------------------
the Company, nor Basin, shall voluntarily file for protection under any bankruptcy laws without the unanimous consent of all Members voting in accordance with the provisions of this Agreement.


                                  ARTICLE VI
                           OPERATION OF THE COMPANY

     6.1    Purpose.  The Company shall be operated hereunder, in accordance
            -------
with applicable laws and regulations, including environmental laws, rules and regulations, consistent with sound economic, technical and operating practices and with the intent of generating the maximum return on investment to the Parties. Each Party hereby agrees to devote to the business of the Company time and attention as is reasonably required in order to pursue the Company's business. The Parties agree that the Company shall be operated for the exclusive benefit of the Parties without regard to the effect of those operations on any individual Party.

     6.2    Construction Matters.  The Operator shall have direct charge and
            --------------------
supervision of all matters arising in connection with and pertaining to the actual construction work, if any, which the Parties determine necessary pursuant to this Agreement; and the Operator shall discharge that responsibility in a good and workmanlike manner and in accordance with what a prudent operator would do under the same or similar circumstances and in compliance with environmental laws, rules and regulations. Any Party shall have the right to inspect and observe the construction work of the Company at all reasonable times, and the Operator shall, during the period of any construction, submit to each of the Parties periodic written reports (but not less frequently than monthly) showing the progress of major construction work.

     6.3    Operator Duties.  The Operator shall have the responsibility of
            ---------------
operating the Company (and the responsibility on behalf of the Company of operating Basin), as provided herein or as otherwise directed by the Members, voting in accordance with this Agreement, and of all activities incidental or necessary thereto, including the following:

     a.     Conduct the day to day operations of the Company;

     b. Employ all personnel reasonably required to perform efficiently its duties hereunder, except personnel that may be employed by contractors and subcontractors engaged to perform work in connection with the Company, and pay wages and salaries of personnel working for the Company, who shall be employees of Operator.

     c. Supervise the receipt of gas, the gathering, processing, treating, compressing and related activities of that gas, the sale and delivery of residue gas owned by the Company, and liquid hydrocarbons, and the sale and delivery of other plant products, all in accordance with applicable contracts.

     d. Keep the Company free and clear of all liens and encumbrances on account of any claims arising out of operations hereunder.

     e. Make all reports and returns required to be made to any governmental body, state or federal, in connection with the Company or its operations.

     f. Call meetings of the Members at least once each calendar quarter (with the one occurring during April of each year to also be designated as the Annual Meeting of the Company) and at other times as it deems necessary and at times as a Member requests the calling of a meeting. Quarterly meetings may be waived by the unanimous agreement of the Parties. It shall be the duty of the Operator to notify, in writing, at least fourteen (14) days in advance of any meeting of the time, place, and agenda of the proposed meeting, except in the event of any emergency meeting, which may be held upon twenty four (24) hours notice. No changes to the agenda for any meeting may be made, by the Operator or any Party, later than seven (7) days before the meeting.

     g. Promptly pay and discharge all costs and expenses incurred in connection with the maintenance, repair, construction, expansion and operation of the Company, and to take advantage of trade discounts where available.

     h. Keep an accurate and itemized record of Company's accounts and of all operations of the Company, and report all expenditures made or incurred;

     i. Obtain necessary leases, easements, rights of way and permits for the Company;

     j. Enter into gas purchase and/or processing, treating, marketing, and transportation contracts, as well as other contracts which may be necessary for the operation of the Company.

     6.4    Activities Requiring Approval.  The Operator shall not, without the
            -----------------------------
prior unanimous approval of the Members, incur any of the following expenditures or perform any of the following acts:

     a. Sell, or otherwise dispose of any materials, equipment or other property of the Company or Basin; provided, however, that Operator shall be authorized, in the ordinary course of business, to sell or dispose of materials, equipment or other Company's or Basin's property having an original cost of less than $10,000.00. The foregoing restrictions shall not apply to the sale by the Operator of gas, residue gas, and plant products of the Company;

     b. Make payment in excess of $10,000.00 in settlement or satisfaction of any claims for injury to or death of person, or for the loss of or damage to property and institution or defense of litigation involving the ownership, or arising out of the operation, of the Company's or Basin's assets; sums paid in any of those settlements or satisfactions shall be charged as expenses and paid by the Parties in the proportion of their Ownership Interests;

     c. After the Final Closing Date, incur or commit to incur capital expenditures for any single project for the Company exceeding $50,000.00, other than for capital expenditures previously approved pursuant to an AFE or for a Consenting Party under a Sole Risk Project as specified in Section 6.6;

     d. Before the Final Closing Date, incur or commit to incur any single capital expenditure for the Company or Basin exceeding $10,000 before the Final Closing Date, other than for capital expenditures approved in the Preliminary Cost Estimates attached as Exhibit S, or for other expenditures which are otherwise unanimously approved by the Members.

     e. Designation of the Company's or Basin's outside, independent auditor shall require unanimous approval of the Members.

     6.5    Budgets.
            -------

     a. On or before September 1st of each year, the Operator shall provide the Parties with an annual budget, using a projected income statement format, covering the monthly estimated revenue (by category) and operating expenses (by category) and covering the estimated annual capital expenditures chargeable to the Company and Basin for the twelve (12) month period ending on the 31st day of December of the following year. Each budget shall be subject to the unanimous approval of the Members. The Members will meet to approve the Budgets within 45 days after September 1st. Upon approval of the annual Budget, and notwithstanding any other provisions of this Agreement, the Operator shall thereafter have the full authority to perform all work and incur all expenditures provided in the approved budgets. If any budget is not approved prior to the beginning of the period for which that budget is to apply, then the Operator shall nevertheless have the authority to incur normal day-to-day operating and maintenance expenses, but the Operator shall have no authority to incur capital or extraordinary expenditures except as otherwise provided herein, or as required for emergencies. The budgets for the year ending December 31, 1996 shall be agreed upon by the Parties at Final Closing.

     b. If the Operator reasonably anticipates that it will be required to exceed the total approved budget by more than ten percent (10%) in any given budget period, it shall notify the Members in writing, providing specification as to the reasons for the excess and seeking approval for a supplemental budget. That supplemental budget shall be subject to the same unanimous approval requirement under a., above, and subject to the other provisions specified therein.

     6.6    Non Consent and Sole Risk Projects.
            ----------------------------------

     a.   Expenditures.  Notwithstanding the foregoing, if:
          ------------

                 (i) any Party fails to pay its share of any approved capital expenditure hereunder, within the time otherwise required,

                 (ii) any Party fails to make its contribution to the Working Capital Fund within the time specified in Section 6.8, or,

                 (iii) any Party fails to make any other payments required for capital expenditures hereunder within the time required,

     then the Party(ies) not making the capital expenditure shall be considered a "non-consenting" Party. Upon making that capital expenditure, it is specifically provided that the non-consenting Party shall relinquish sixty percent (60%) of all income attributable to that Party's Ownership Interest in the Company and that income shall accrue to, be allocated to, and be distributed to the consenting Parties who participated in and made the expenditure (which shall be deemed a special allocation for tax purposes) until those Parties have recovered one hundred percent (100%) of that expenditure, plus interest thereon, accruing from the date the expenditure is made, at the rate of twenty percent (20%) per annum or the maximum rate of interest permitted by applicable law, whichever is lesser; at which time, all Parties will share in any subsequent income in accordance with each Party's respective Ownership Interest. Operator will establish and maintain proper accounts to implement the provisions of this paragraph, and shall furnish monthly statements of those accounts to the Parties.

     b.   Sole Risk Project.
          -----------------

            (i) If a capital expenditure proposed by a Party is not unanimously approved by the Members, then that item may be pursued as a Sole Risk Project. If a Sole Risk Project can be conducted by one of the Parties separately and distinctly from and without harm to the Company or Basin operations (including capacity restraints which may affect gas gathering by the Company or Basin), then the Party ("Consenting Party") desiring to proceed with that Sole Risk Project may do so at its own cost, liability, and expenses and without the Company or the non-approving Party having any obligation with regard to the cost, liability, or expenses of that Sole Risk Project. If the Consenting Party proceeds with the Sole Risk Project, it will do so in its own name at its own cost and expense, and shall own that Sole Risk Project.

            (ii) If due to regulatory considerations, a Sole Risk Project must be conducted by Basin, in Basin's name, then the Company will proceed to conduct that Sole Risk Project, in Basin's name, and will maintain separate accounting for that Sole Risk Project.

            (iii) Until "Payout", as defined below, the Consenting Party shall be entitled to receive all profit attributable to that Sole Risk Project. Until Payout, the Consenting Party shall be responsible for and shall pay all expenses attributable to that Sole Risk Project including compensation to the Company for the use of any Company assets used by the Party for the Sole Risk Project (which compensation to the Company shall include, as appropriate, on a prorata basis a volumetric transportation charge, processing fees, and other charges that would be assessed to an unaffiliated, third party utilizing the Company facilities). Upon Payout, of a Sole Risk Project described under (i), above, the Sole Risk Project shall be conveyed to the Company or Basin, as directed by the Company, free and clear of all liens, encumbrances and adverse claims, and thereafter all costs and revenues attributable to that Sole Risk Project shall be administered in the same manner as other Company assets. Upon Payout of a Sole Risk Project described under (ii), above, that Sole Risk Project shall be considered as any other asset of Basin and all Members shall share therein in the same manner as they do with other Company assets.

            (iv) As used herein, "Payout" shall mean the date upon which the Consenting Party has obtained a before tax internal rate of return (excluding depreciation and interest) on the Sole Risk Project of 25%. To the extent a Sole Risk Project requires right of way owned by the Company or Basin, and to the extent partially assignable, Company or Basin, as applicable, will partially and non-exclusively assign the requisite right of way to the Consenting Party.

     6.7    Capital Expenditure Billing.  If a capital expenditure is approved
            ---------------------------
by the Members, and as requested by the Operator, each Party shall contribute to the Company, on an "as needed" or "progress" basis, to the extent in conformance with the expenditure forecast contained in the approved AFE, its proportionate share of that expenditure. The Operator shall submit, on a monthly basis, to each Party, in writing, a capital cash contribution request detailing the cash required by AFE number. Within twenty (20) working days after receipt of the capital cash contribution request, each Party shall make payment to the Operator. The Operator shall have the option to request capital cash contributions on the basis of (1) actual amounts for invoices received by the Operator and/or (2) projected amounts for invoices anticipated to be paid by the Operator in the following month. The capital cash contributions paid by each Party, including the Operator, which relate to projected amounts for invoices anticipated to be received by the Operator in the following month shall be deposited in the Company bank account until the time as the actual invoices are received by the Operator.


     6.8    Working Capital Funds.  (a)  The Parties agree that as of the
           ---------------------
Effective Date, MEC shall contribute to the MEC working capital fund an amount equal to $250,000.00, which amount constitutes all of the cash needs anticipated by the Parties prior to Final Closing Date, and all expenditures required under
Section 2.1 from the Effective Date until the Final Closing Date shall be paid for from the sums contributed to the MEC working capital fund under this Section 6.8(a). The MEC working capital fund shall be established in a bank account upon which the Operator shall have the right to draw. Any balance in the MEC working capital fund on the Final Closing Date shall be transferred to the Working Capital Fund, and shall be subject to repayment to MEC under Section 6.8(c), below.

            (b) After the Final Closing Date, the Operator shall have the right to establish a Working Capital Fund for the benefit of the Company. Operator shall have the right to make cash calls to fund or replenish the Working Capital Fund to maintain a reserve of cash in an amount as prudently determined by the Operator taking into consideration estimated expenditures and revenues of the Company and subject to the limitations in Section 6.8(c) below.

            (c) After Final Closing, unless unanimously agreed to by the Members, this Working Capital Fund shall not exceed $50,000. At Final Closing, MarkWest shall pay to the Working Capital Fund all amounts expended from the MEC working capital fund, under Section 6.8(a), above, for activities under Section 2.1, (including amounts paid to third parties under that certain Engineering Consulting Letter Agreement between MarkWest Hydrocarbon Partners, Ltd., and Manistee Gas Limited Liability Company, dated February 9, 1996) which amounts shall be included in MarkWest's capital contribution in the Company and used in determining the Ownership Interest of MarkWest. Any balance in the Working Capital Fund in excess of $50,000 on the Final Closing Date, after the payment obligations of MarkWest under this Section 6.8(c), shall be reimbursed to MEC on the Final Closing Date.

            (e) At Final Closing, and thereafter as MarkWest acquires additional Ownership Interests in the Company, MarkWest will replace a proportionate share of the Working Capital Fund by its payment to the Working Capital Fund, and the replaced portion shall be returned to MEC.

     6.9    Bank Accounts.  All monies of the Company (and the pre-MEC
            -------------
working capital fund under Section 6.8(a)) shall be deposited in, and the Company business transacted from independent, interest bearing Company bank account(s) as determined by the mutual agreement of the Parties, which account(s) shall be established to permit transactions only by the Operator.

     6.10   Accounting Procedures.  The Operator shall invoice and charge the
            ---------------------
Company for expenses of the Company, and shall otherwise undertake the financial accounting of the Company according to the procedures set forth in the Accounting Procedures Exhibit attached hereto as Exhibit F.

     6.11   Liquid Marketing Fees.  All liquid marketing fees received by the
            ---------------------
Company under the Gas Gathering, Treating and Processing Agreements entered into by the Company shall be remitted directly to the Operator to compensate the Operator for its services in performing those marketing activities. It is understood that the Overhead Fees payable under Exhibit F are exclusive of compensation to Operator for liquid marketing services.

                                  ARTICLE VII
                                   INSURANCE
                                   ---------

     7.1    Insurance Coverage.  Upon the Final Closing Date, the Operator shall
            ------------------
on behalf of, at the Company's expense (as a direct charge in accordance with Exhibit F) and at all times thereafter during the terms of this Agreement, carry insurance to protect the Company with reputable and financially sound insurance companies, authorized to do business in the State of Michigan. The Members shall review the insurance coverage annually and will revise as deemed necessary upon a majority vote. Operator shall initially seek to obtain the following coverage for the Company:

            (a)  Worker's Compensation and Employer's Liability
                 (i) Statutory Worker's Compensation for the state in which operations are conducted, the state in which the Operator is domiciled and the state(s) in which Operator's employees reside;
                 (ii)   Employer's Liability Limit:  $1,000,000; and
                 (iii) Policy must contain endorsement waiving underwriter's right of subrogation against the Operator and Company.

            (b)  Comprehensive General Liability (Occurrence Form)
                 (i) Limits of Liability: $1,000,000, each occurrence and aggregate, Combined Single Limit for Bodily Injury and Property Damage;
                 (ii) Policy to include contractual liability, independent contractors and explosion, blowout and cratering; and
                 (iii) Policy must contain endorsement waiving underwriter's right of subrogation against the Operator and each Party and naming the Operator and each Party as an Additional Insured.

            (c)  Comprehensive Auto Liability

                 (i) Limits of Liability: $1,000,000 each occurrence and aggregate Combined Single Limit for Bodily Injury and Property Damage;
                 (ii)   Policy to include Owned, Hired and Non-Owned cars; and

                 (iii) Policy must contain endorsement waiving underwriter's right of subrogation against the Operator and each Party and naming the Operator and each Party as an Additional Insured.

            (d)  Umbrella Liability (Occurrence Form)
                 (i) Limits of Liability: $10,000,000 each occurrence and aggregate for Bodily Injury and Property Damage'
                 (ii) Policy must be following form coverage over the Comprehensive General Liability, Comprehensive Auto Liability and Employer's Liability; and
                 (iii) Policy must contain endorsement waiving Underwriter's right of subrogation against the Operator and each Party and naming the Operator and each Party as an Additional Insured.

            (e) "All" Risk of physical loss, including, boiler and machinery coverage, for the replacement value of the Plant, compressor facilities and/or other facilities in excess of $1,000,000 included in this Company.

            (f) Other insurance as the Operator deems advisable and/or necessary subject to the approval of the Members.


                                 ARTICLE VIII
                             PRIVILEGES OF PARTIES
                             ---------------------

     8.1    Inspections.  Each Party and its representative, upon notification,
            -----------
shall have the right, at all reasonable hours, to inspect the Company's assets and operations, including access to perform environmental audits (provided those environmental audits shall not unreasonably interfere with the operations of the Company) and the Party performing the environmental audit shall do so at its sole cost, risk and expense.

     8.2    Audits.  (a)  The Operator shall cause an annual audit of the
            ------
financial records of the Company to be performed by the Company's outside, independent auditor. The costs of that annual audit shall be considered a direct charge to the Company under the provisions of Exhibit F.

            (b) In addition to the annual audit, any Party may, upon written notice to the Operator, cause an audit to be performed with respect to any aspect of Company activities. That audit shall be performed at a time agreed upon by the Operator and the requesting Party, (or in the absence of an agreement, commencing within sixty (60) days after that written notice); provided, however, that in any event there shall be (i) no audits, excluding the annual audit to be conducted by the Operator, (covering the same subject matter) conducted more frequently than once each twelve (12) months; (ii) no audit may cover a period greater than thirty-six (36) consecutive months; (iii) no audit (pertaining to the same subject matter) may cover a period that has been subject to a prior audit, and (iv) no audit may cover any time periods more than thirty-six (36) months preceding the date of the notice for the audit. The costs and expenses incurred by any auditor conducting an audit shall not be charged to the Company account, but shall be borne and paid by the Member(s) participating in the audit, unless that audit discloses exceptions exceeding $100,000.00 in the aggregate, in which case the Operator will pay the reasonable and necessary costs incurred by those Member(s) in conducting that audit. After a period of three (3) years all statements and records which have not been subject to an audit shall be deemed correct.



                                  ARTICLE IX
                        TRANSFER OF OWNERSHIP INTERESTS
                        -------------------------------

     9.1    Restrictions.  Except as expressly provided in this Article, no
            ------------
Party may sell, exchange, encumber, hypothecate, assign, or otherwise dispose of (except as expressly permitted in this Agreement) all or any portion of its interest in the Company or its right to receive its prorata share of distributions of the Company; provided, each Party shall have the right, without the consent of any other Party, to mortgage, encumber, hypothecate and pledge its interest in the Company in connection with financing arrangements required of that Party to perform its obligations hereunder. Any transfer or other disposition in violation of this Article shall be deemed null and void, and shall have no legal effect.

     9.2    Affiliate Transfers.  In the event that a Party desires to transfer
            -------------------
all or any part of its undivided interest to an Affiliate of that Party, that transfer shall not be subject to the restrictions provided herein; provided that the assigning Party shall remain liable, together with the assignee, for the obligations of the assignee under this Agreement unless expressly released from that liability by all of the other Parties. No Party will transfer its interest to an Affiliate which is subject to the Natural Gas Act. As used herein, "Affiliate" means, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest,
(c) any other person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof, and (f) when used with respect to an individual, shall include any member of such individual's immediate family or family trust. As used herein the term "Person" shall mean an individual or any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary of other capacity.

     9.3    Sale of Individual Interests.  Should any Party receive a bona fide
            ----------------------------
offer to purchase that Party's individual Ownership Interest in the Company, and if that Party is willing to accept that offer, then that Party shall submit notice of that offer to the other Parties. That notice shall include all details of the offer, and shall include a copy of the offer. The Parties receiving that offer shall have thirty (30) days in which to elect whether or not they will match the terms of that offer to purchase the interest of the Party submitting the offer. Should more than one Party elect to purchase the notifying Party's interest, they will purchase that interest proportionately based on their relative Ownership Interests at that time in the Company.


                                   ARTICLE X
                         FORCE MAJEURE AND EMERGENCIES
                         -----------------------------

     10.1   Conditions of Force Majeure.
            ---------------------------

     a. In the event that any Party hereto is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make payment of amounts due hereunder, then effective upon that Party's giving notice and reasonable full particulars of the force majeure to the other Party hereto, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during the continuance of the inability, and the cause of the force majeure, as far as possible, shall be remedied with all reasonable dispatch. The Party affected by force majeure conditions shall nevertheless perform its obligations to the full extent it is otherwise able.

     b. The term "force majeure" means any cause, or condition not reasonably within the control of the Party claiming suspension.

     c. The settlement of strikes, lockouts and other labor difficulty shall be entirely within the discretion of the Party having the difficulty. The above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by acceding to the demands of opponents therein when that is inadvisable in the discretion of the Party having the difficulty.

     10.2   Emergency Actions.  In case of blow-out, explosion, fire, flood or
            -----------------
     other sudden emergency, the Operator shall take steps and incur expenses, for the Company, as, in its opinion, are required to deal with the emergency and to safeguard life and property; provided, that the Operator shall, as promptly as possible, report the emergency to other Parties.

                                  ARTICLE XI
                           PARTIES OTHER ACTIVITIES
                           ------------------------

     11.1   Other Business Activities.  Outside of the Company Area, any Party,
            -------------------------
and its Affiliates, may engage in business activities of every nature and description, including those similar in nature to those of the Company, and neither the Company nor any Party shall have any rights by virtue of this Agreement in and to the independent activities of that Party, or the income or profits derived therefrom. Inside of the Company Area, any Party and its Affiliates may engage in business activities of every nature and description other than those which are set out in Section 1.1 as activities reserved exclusively to the Company.

                                  ARTICLE XII
                            REPRESENTATIONS OF MEC
                            ----------------------

As used herein, "to MEC's knowledge" means the actual knowledge of MEC, or its Members, following due inquiry. MEC represents and warrants to MarkWest, as of the date hereof, and except as disclosed on the Disclosure Schedule attached hereto as Exhibit P, that:

     12.1   Warranty of Title.  MEC warrants by, through and under MEC, that, as
            -----------------
of the date hereof it has, and at Final Closing, it will have good and defensible title to all portions of the Assets, free and clear of any and all adverse claims, encumbrances and liens, except Permitted Encumbrances, as defined herein. As used herein, "Permitted Encumbrances" shall mean: (a) the terms and conditions of the agreements, instruments or other documents creating or reserving to MEC its interest in the Assets, to the extent of record as of the date hereof; (b) all matters in the public records of the counties where the Assets are located, to the extent the same are otherwise valid and enforceable, excluding all deeds of trust and mortgages except for those granted to or assigned to or in favor of Bank of America Illinois, (c) encumbrances securing payments to mechanics and materialmen and encumbrances securing payments of taxes or assessments that are, in either case, not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business and for which adequate reserve has been made, (d) all matters visible and apparent on the ground or that would be revealed by a true and correct survey, (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other surface uses and impediments on, over, or in respect of any of the Assets, (f) any matters set forth in Section 12.1 of the Disclosure Schedule, (g) any of the obligations, terms, covenants or conditions of any of the contracts and agreements described on Exhibit C, attached, arising and accruing after the Final Closing Date , (h) all rights to consent by, required notices to, filings with, or other actions of governmental entities in connection with the sale or conveyance of any of the Assets which are to be contributed by MEC to the extent they are customarily obtained subsequent to sale or conveyance, (i) all rights reserved to or vested in any governmental, statutory or public authority to control or regulate in any manner any of the Assets to be contributed by MEC, and all applicable laws, rules and order of governmental authorities, (j) all liens, encumbrances, security interests and rights of MEC's secured lender to the extent such are subordinated to the interests and rights of MarkWest under this Agreement pursuant to the Subordination Agreement attached as Exhibit H, and (k) any other liens, charges, encumbrances, agreements, contracts, instruments, obligations, defects, irregularities, or restrictions affecting any of the Assets to be contributed by MEC which individually, or in the aggregate, are not such as to interfere materially with the ownership, operation, value or use of such Assets.

     12.2   Existence.  MEC is a limited liability company duly organized,
            ---------
validly existing and in good standing under the laws of the State of Michigan, and has authority to conduct business in the State of Michigan.

     12.3   Power.  MEC has the power to enter into and perform this Agreement
            -----
and the transactions contemplated hereby.

     12.4   Authorization.  The execution, delivery and performance of this
            -------------
Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action on the part of MEC.

     12.5   Brokers.  MEC has incurred no obligation or liability, contingent or
            -------
otherwise, for brokers' or finders' fees concerning the matters provided for in this Agreement for which MarkWest will have any responsibility or liability.

     12.6   Litigation.  There is no claim, demand, filing, investigation, suit
            ----------
investigation, suit or proceeding pending or, to MEC's knowledge, threatened, with respect to the Assets, or the ownership or operation thereof, whether or not related to periods before MEC's ownership thereof. To MEC's knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any claim, demand, filing, investigation, suit or proceeding which would have a material adverse affect on the Assets.

     12.7   ENVIRONMENTAL COMPLIANCE.  FOR PURPOSES OF THIS AGREEMENT,
            ------------------------
"ENVIRONMENTAL LAWS" SHALL MEAN ALL APPLICABLE LAWS, INCLUDING WITHOUT LIMITATION, FEDERAL, STATE OR LOCAL LAWS, ORDINANCES, RULES, REGULATIONS, ORDERS OF COURTS OR GOVERNMENTAL AGENCIES OR AUTHORITIES RELATING TO THE PREVENTION, ABATEMENT OR ELIMINATION OF POLLUTION OR PROTECTION OF THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1987, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE HAZARDOUS AND SOLID WASTE AMENDMENT OF 1984, THE SAFE DRINKING WATER ACT, THE TOXIC SUBSTANCES CONTROL ACT, THE FEDERAL WATER POLLUTION CONTROL ACT AND THE HAZARDOUS MATERIALS TRANSPORTATION ACT), AND ANY OTHER LAWS RELATING TO POLLUTION OR PROTECTION OF THE ENVIRONMENT, OR TO THE MANUFACTURE, PROCESSING, DISTRIBUTION, USE, TREATMENT, HANDLING, STORAGE, DISPOSAL OR TRANSPORTATION OR POLLUTING SUBSTANCES (HEREAFTER DEFINED). FOR THE PURPOSES OF THIS AGREEMENT, POLLUTING SUBSTANCE MEANS ANY SOLID OR HAZARDOUS WASTE, HAZARDOUS SUBSTANCE, POLLUTANT, CONTAMINANT, OIL, PETROLEUM PRODUCT, CHEMICAL, COMMERCIAL PRODUCT OR OTHER SUBSTANCE (I) WHICH IS LISTED, REGULATED OR DESIGNATED AS TOXIC OR

HAZARDOUS (OR WORDS OF SIMILAR MEANING OR REGULATORY EFFECT) OR WITH RESPECT TO WHICH REMEDIATION OR CLEANUP OBLIGATIONS MAY BE IMPOSED UNDER ANY ENVIRONMENTAL LAW OR (II) EXPOSURE TO WHICH MAY POSE A SAFETY OR HEALTH HAZARD. EXCEPT AS TO MATTERS SET OUT IN THE WOODWARD-CLYDE REPORT:

     A. TO MEC'S KNOWLEDGE, MEC HOLDS IN GOOD STANDING ALL ENVIRONMENTAL AND HEALTH AND SAFETY PERMITS, LICENSES, APPROVALS, CONSENTS, CERTIFICATES AND OTHER AUTHORIZATIONS NECESSARY FOR THE OWNERSHIP OR OPERATION OF THE ASSETS ("ENVIRONMENTAL PERMITS");

     B. TO MEC'S KNOWLEDGE, MEC, THE ASSETS AND THE OWNERSHIP AND OPERATION THEREOF ARE IN MATERIAL COMPLIANCE WITH ALL APPLICABLE ENVIRONMENTAL LAWS AND WITH ALL TERMS AND CONDITIONS OF ALL ENVIRONMENTAL PERMITS, AND ALL PRIOR INSTANCES OF NONCOMPLIANCE OCCURRING DURING THE PERIOD MEC, AND/OR ANY OF THE PARTIES COMPRISING MEC, HAVE OWNED THE ASSETS HAVE BEEN FULLY AND FINALLY RESOLVED TO THE SATISFACTION OF (I) ALL GOVERNMENTAL AUTHORITIES WITH JURISDICTION OVER SUCH MATTERS AND (II) AFFECTED LANDOWNERS;

     C. TO MEC'S KNOWLEDGE, NEITHER THE ASSETS NOR THE OWNERSHIP OR OPERATION THEREOF HAVE BEEN SUBJECT TO ANY ENVIRONMENTAL, TRESPASS, NUISANCE, HEALTH OR SAFETY CLAIM, DEMAND, FILING, INVESTIGATION, ADMINISTRATIVE PROCEEDING, ACTION, SUIT OR OTHER LEGAL PROCEEDING, WHETHER DIRECT, INDIRECT, CONTINGENT, PENDING, THREATENED OR OTHERWISE WHICH HAS NOT BEEN RESOLVED ("ENVIRONMENTAL CLAIMS");

     D. TO MEC'S KNOWLEDGE, NO NOTICES OF ANY ENVIRONMENTAL CLAIM OR ANY VIOLATION OR NON-COMPLIANCE WITH ANY ENVIRONMENTAL PERMIT, ARISING FROM, BASED UPON, ASSOCIATED WITH OR RELATED TO THE ASSETS OR THE OWNERSHIP OR OPERATION THEREOF HAVE BEEN RECEIVED WHICH HAS NOT BEEN RESOLVED;

     E. TO MEC'S KNOWLEDGE, NO POLLUTING SUBSTANCE HAS BEEN HANDLED, MANAGED, STORED, TRANSPORTED, PROCESSED, TREATED, DISPOSED OF, RELEASED, OR ESCAPED, ON, IN, FROM, UNDER OR IN CONNECTION WITH THE ASSETS OR THE OWNERSHIP OR OPERATION THEREOF SUCH AS TO CAUSE A CONDITION OR CIRCUMSTANCE THAT COULD REASONABLY BE EXPECTED TO RESULT IN AN ENVIRONMENTAL CLAIM OR A VIOLATION OF ANY ENVIRONMENTAL LAW;

     F. TO MEC'S KNOWLEDGE, MEC HAS PROVIDED MARKWEST COPIES OF ALL ENVIRONMENTAL, HEALTH OR SAFETY REPORTS, SITE ASSESSMENTS, LABORATORY DATA OR OTHER STUDIES PREPARED BY OR ON BEHALF OF MEC, OR THE PARTIES COMPRISING MEC, OR ANY THIRD PARTY FOR ANY OF THE ASSETS; OR WHICH WERE PREPARED BY OR ON BEHALF OF ANY THIRD PARTY AND WHICH ARE IN THE CUSTODY OF MEC;

     G. TO MEC'S KNOWLEDGE, THERE ARE NO FACTS, CONDITIONS OR CIRCUMSTANCES THAT COULD REASONABLY BE EXPECTED TO GIVE RISE TO ANY ENVIRONMENTAL CLAIM.

     12.8   Consents and Preferential Rights.  MEC does not require or will
            ---------------------------------
have obtained by Final Closing the consent or approval of any third party or of any governmental authority to enter into this Agreement or to consummate the transactions contemplated by this Agreement, other than (i) required consents, which by their express terms, may not be unreasonably withheld, and (ii) consents and approvals of governmental authorities which are customary obtained after the consummation of a sale transaction. No party has, or claims any preferential rights to acquire any portions of the Assets except for those rights conferred under the terms of this Agreement.

     12.9   Contracts.  Except as described on Exhibit C, there are no contracts
            ---------
or agreements materially affecting the Assets or the operation thereof, written or oral, which would bind the Company following Final Closing. With respect to the Contracts described on Exhibit C, MEC represents that neither it nor, to the best of its knowledge, any other party subject to or bound by those contracts is in a material violation or breach of any of the terms or conditions stated therein, that those Contracts are in full force and effect, and that those Contracts are assignable to Buyer.

     12.10  Compliance with Laws and Permits.  (a)  Except as disclosed in the
            --------------------------------
Woodward-Clyde Reports described on Exhibit T, the Assets are currently being operated, and MEC and the Assets are, in material compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Assets or the ownership or operation thereof, and all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations with regard to the ownership and operation of the Assets are in effect and no violations exist in respect of such permits, licenses, approvals, consents, certificates or authorizations.

            (b) Except as disclosed on MEC's Disclosure Schedule, Exhibit P, Basin has been owned and operated in material compliance with all laws, rules, regulations, orders and certificates, including, without limitation, all laws, rules, regulations, orders of, and certificates issued by, the Michigan Public Service Commission, and of all local governmental authorities having jurisdiction.

     12.11  Taxes.  Except for taxes not yet due and payable and taxes otherwise
            -----
being contested in good faith, all ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Assets will be current (including the payment of any interest and penalties) by Final Closing.

     12.12  Rights of Way.  The entire and continuous length of the existing
            -------------
gathering and transmission pipelines of Basin and of MEC are covered by recorded rights of way, easements, permits, licenses or other instruments which (i) purport to be from the owners of the land covered thereby and purport to grant to Basin and Basin's successors and assigns, or to MEC and MEC's successors and assigns, as applicable (or to the applicable predecessors in title and their successors and assigns) the right (for so long as such right shall renewed and/or not be abandoned) to construct, operate and maintain those pipelines in, over, under and across such land for the purpose of gathering and transporting natural gas and liquid hydrocarbons produced from such land and other lands and (ii) with respect to those owned by MEC, will be specifically assigned and conveyed by MEC to the Company at the Effective Date.

     12.13  Accuracy of Representations.  No representations or warranty by MEC
            ---------------------------
in this Agreement or any agreement or document delivered by MEC pursuant to this agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading. There is no fact known to MEC that constitutes an adverse effect on the operation, value or use of any portion of Assets that has not been set forth in this Agreement.

     12.14  Survival of MEC Representations and Warranties.  The representations
            ----------------------------------------------
and warranties of MEC hereunder shall survive the Final Closing Date for a period of two (2) years, except for the special warranty of title which shall be perpetual in duration.


                                 ARTICLE XIII
                          REPRESENTATIONS OF MARKWEST

     MarkWest represents and warrants to MEC that:

     13.1   Existence.  MarkWest is a limited liability company duly organized,
            ---------
validly existing and in good standing under the laws of the State of Colorado, and as of the Effective Date will have authority to conduct business in the State of Michigan.

     13.2   Power.  MarkWest has the power to enter into and perform this
            -----
Agreement and the transactions contemplated hereby.

     13.3   Authorization.  The execution, delivery and performance of this
            -------------
Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of Buyer.

     13.4   Brokers.  MarkWest has incurred no obligation or liability,
            -------
contingent or otherwise, for brokers' or finders' fees concerning matters provided for in this Agreement.

     13.5   Litigation.  There is no litigation, pending or threatened, which
            -----------
would seek to prevent the consummation of the transactions contemplated hereunder.

     13.6   No Financial Contingency.  MarkWest's ability to Close the
            ------------------------
transactions and fund and perform its obligations hereunder is not contingent upon obtaining financing.

     13.7   Consents.  MarkWest does not require or will have obtained by Final
            ---------

Closing the consent or approval of any third party or of any governmental authority to enter into this Agreement or to consummate the transactions contemplated by this Agreement, other than (i) required consents, which by their express terms, may not be unreasonably withheld, and (ii) consents and approvals of governmental authorities which are customary obtained after the consummation of a sale transaction.

     13.8   Contracts.  Except as disclosed in writing to MEC, there are no
            ---------
contracts or agreements materially affecting MarkWest or its assets, written or oral, which would bind the Company following Final Closing.

     13.9   Survival of MarkWest Representations and Warranties.  The
            ---------------------------------------------------
representations and warranties of MarkWest hereunder shall survive the Final Closing Date for a period of two (2) years.

                                  ARTICLE XIV
                     PRE-FINAL CLOSING OBLIGATIONS OF MEC

     14.1   Quiet Period.  From the date of this Agreement until the earlier of
            ------------
either Final Closing Date or the termination of this Agreement, MEC agrees that it shall not negotiate, either on a solicited or unsolicited basis, directly or indirectly, with any other person, firm or entity with regard to the sale of any portion of the Assets.

     14.2   Access to Records and Due Diligence Review.  Upon the execution of
            ------------------------------------------
this Agreement, MEC shall grant to MarkWest, reasonable access during normal business hours to the MEC's records and shall allow MarkWest to copy such information it deems necessary at MarkWest's sole expense concerning the Assets, and shall permit access to MEC's officers, employees, agents and consultants with knowledge of matters related to the Assets and shall permit access to all of the Assets. MarkWest shall have the right to conduct a due diligence review of the Assets and all matters related thereto, including, without limitation, confirmation of all representations contained herein and matters related to title, environmental conditions, physical conditions, contractual arrangements, regulatory matters, operating conditions, and other circumstances and conditions related to the construction, installation, ownership and operation of the Assets, provided however, that MarkWest shall be liable for and shall hold MEC harmless from all damages, claims and demands arising out of or caused by such examination. It is understood and agreed by the Parties however, that the failure of MarkWest's due diligence review to discover or disclose any defects in the Assets or in any of MEC's representations or MEC's special warranty of title shall not alter, eliminate reduce or diminish any of MEC's representations or warranty of title contained in this Agreement; provided, however, if MarkWest has actual knowledge, prior to Final Closing, that there is a material breach of any of MEC's representations or warranty of title, then by proceeding to Final Closing MarkWest shall be deemed to have waived any claim of damage or remedy hereunder arising from that breach.

     14.3   Operations.  From and after execution hereof until the Effective
            ----------
Date MarkWest shall have the right to have a person designated by it to be present in the offices of MEC or upon the Assets for the purpose of observing the activities of MEC with regard to the Assets.

                                  ARTICLE XV
                            OBLIGATIONS OF MARKWEST
                            -----------------------

     15.1   Return of Data.  MarkWest agrees that if this Agreement is
            --------------
terminated for any reason whatsoever, MarkWest shall, at MEC's request, promptly return to MEC all information and data furnished to MarkWest in connection with this Agreement and shall maintain confidentiality in connection therewith.


                                  ARTICLE XVI
                       MEC'S CONDITIONS OF FINAL CLOSING
                       ---------------------------------

     MEC's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by MEC of the following conditions:

     16.1   Representations.  The representations and warranties of MarkWest
            ---------------
contained herein shall be true and correct in all material respects on the date of Final Closing as though made on and as of that date.

     16.2   Performance.  MarkWest shall have performed in all material respects
            -----------
the obligations, covenants and agreements hereunder to be performed by it at or prior to the Final Closing.

     16.3   Pending Matters.  No suit, action or other proceeding by a third
            ---------------
party or a governmental authority shall be pending or threatened which seeks substantial damages from MEC in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     16.4   Lender's Consent.  MEC shall have obtained the approval and consent
            ----------------
of its lender(s) to enter into and perform its obligations hereunder.

     16.5   Section 2.1 AFE's.  MarkWest and MEC shall have agreed upon the
            -----------------
AFE's for the activities to be performed by MarkWest under the terms of Section 2.1.

     16.6   1996 Budgets.  MarkWest and MEC shall have agreed upon the budgets
            ------------
for the year ending December 31, 1996 pursuant to the provisions of Section 6.5.

     16.7   Receipt of Third Party Consents.  MEC shall have received all
            -------------------------------
consents and approvals listed in Section 12.8 of the Disclosure Schedule.

     16.8   Brown 19 Gas Plant. MPC shall have entered into, and assigned to the
            ------------------
Company, an agreement, reasonably satisfactory to MEC, with Manistee Gas

Limited Liability Company ("Manistee") providing that the facilities of the Brown 19 Gas Plant (as specified on Exhibit A) shall not initially be acquired by the Company, but shall remain the property of Manistee; and, that from and after the Effective Date, Manistee shall continue to operate the facilities of the Brown 19 Gas Plant for the benefit of the Company, which operations shall be conducted pursuant to the Brown 19 Gas Processing and Treating Agreement attached hereto as Exhibit J, and which shall be assigned to the Company at Closing. MEC shall have the right to require, and upon the request of the Company the obligation to require, Manistee to convey the portions of the Brown 19 facilities in accordance with the Option Agreement attached as Exhibit V, subject to the rights of the Company under Section 2.2(c), above.

     16.9   Shell Agreement.  The Company shall have entered into an agreement
            ---------------
with Shell in the form attached as Exhibit Y.

     16.10  Formation of the Company.  The Parties shall have formed the Company
            ------------------------
and filed Articles of Organization with the Secretary of State of Michigan.

     16.11  Reimbursement Agreement.  MPC shall have entered into an agreement
            -----------------------
with the Company, reasonably satisfactory to MarkWest providing for MPC to reimburse the Company for an amount equal to 110% of all required costs and expenses, of any nature, incurred by MarkWest for lateral gathering, well production, surface and metering facilities installed on the Slocum No. 1-21 well by MarkWest; together with all remedial operations and work-overs conducted by MarkWest as necessary to have the Slocum No. 1-21 well ready and capable of production at the time that the Basin Extension is completed and ready to receive gas from that well. These amounts shall be reimbursed to the Company through the payment by MPC of a processing and treating fee surcharge under the Gas Gathering, Treating and Processing Agreement which MEC shall cause MPC to enter into with the Company in the form attached as Exhibit G. That surcharge will be calculated upon completion of those facilities to equal an amount estimated to repay those amounts in twelve months commencing with the first day of the month following the date upon which completion of the installation of those facilities occurs, and continuing until paid in full. If actual production indicates a change to the surcharge in order to obtain full repayment within that 12-month period, MPC shall have agreed to amend the surcharge as necessary.

     16.12  General Conveyance and Assumption Agreement.  The Company shall have
            -------------------------------------------
executed the General Conveyance and Assumption Agreement in form substantially similar to that attached hereto as Exhibit I to memorialize its assumption of the Assumed Liabilities, as defined in Article XIX.

Should any of the foregoing conditions not be satisfied at Final Closing, or waived by MEC in writing, then MEC shall have no obligation to proceed with Final Closing and may cause this Agreement to be terminated pursuant to Article XXI, and in electing not to proceed to Final Closing, MEC shall have no further liability or obligation, of any nature, to MarkWest, or any of the parties comprising MarkWest hereunder; provided, the foregoing termination shall not affect the obligations of any parties under the Letter Agreement dated September 29, 1995, and the guaranty of Michigan Gas Fund I and MPC, under letter of September 29, 1995, or under that certain Engineering Consulting Letter Agreement between MarkWest Hydrocarbon Partners, Ltd., and Manistee Gas Limited Liability Company, date February 9, 1996.

                                ARTICLE XVII
                    MARKWEST'S CONDITIONS OF FINAL CLOSING
                    --------------------------------------

     MarkWest's obligation to consummate the transactions provided for herein is subject to the satisfaction by MEC or waiver by MarkWest of the following conditions:

     17.1   Representations.  The representations and warranties of MEC
            ---------------
contained herein shall be true and correct in all material respects on the date of Final Closing as though made on and as of that date.

     17.2   Performance.  MEC shall have performed in all material respects the
            -----------
obligations, covenants and agreements hereunder to be performed by it at or prior to the Final Closing.

     17.3   Pending Matters.  No suit, action, or other proceeding by a third
            ---------------
party or a governmental authority shall be pending or threatened which seeks substantial damages from MarkWest in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

     17.4   Oceana Drilling Program.  MarkWest and Oceana Acquisition Company,
            -----------------------
L.L.C., ("Oceana) shall have entered into an agreement, in the form of Exhibit
W.

     17.5   Title to Assets.
            ---------------

     a. Title to all portions of the Assets (including the Company's and MarkWest's membership interests in Basin) shall be free and clear of all liens, encumbrances, and adverse claims of any nature arising by, through or under MEC, except for Permitted Encumbrances, and shall be conveyed to the Company in that condition.

     b. MEC shall have furnished MarkWest with a title insurance policy, insuring title to all portions of real property included within the Assets at a value equal to the deemed initial capital contribution of MEC, showing title in MEC and without exceptions other than for the Permitted Encumbrances, effective as of the Final Closing Date.

     c. MEC shall provide an assignment to the Company of all contracts and agreements related to the ownership, use or operation of the Assets, which are described on Exhibit C, pursuant to the form of assignment and assumption agreement attached hereto as Exhibit Q, including all gas purchase, sales, transportation and processing agreements.

     17.6   Permits.  MEC shall assign to the Company all assignable permits,
            -------
licenses and certificates necessary or required to own and operate the Assets in accordance with all applicable laws, rules, statutes, regulations and orders.

     17.7   Casualty Loss.  There shall be no unremedied casualty loss
            -------------
materially affecting the Assets occurring between the date of this Agreement and the Final Closing Date.

     17.8   Consumers Power Rights of Way.  MEC shall deliver an executed copy
            -----------------------------
of the commitment letter in form and substance substantially as attached hereto as Exhibit R, from Consumers Power.

     17.9   Lender's Consent.  MarkWest shall have received written evidence of
            ----------------
the consent of MEC's secured lender(s) consenting to this transaction.

     17.10  Shell Agreement.  The Company shall have entered into an agreement
            ---------------
with Shell in the form of Exhibit Y.

     17.11  Subordination Agreements.  The Company shall have received, from
            ------------------------
the secured lender of MPC and MEC a subordination agreement in the form attached as Exhibit H.

     17.12  Brown 19 Gas Plant.  MPC shall have entered into, and assigned to
            ------------------
the Company, an agreement, reasonably satisfactory to MarkWest, with Manistee Gas Limited Liability Company ("Manistee") providing that the facilities of the Brown 19 Gas Plant (as specified on Exhibit A) shall not initially be acquired by the Company, but shall remain the property of Manistee; and, that from and after the Effective Date, Manistee shall continue to operate the facilities of the Brown 19 Gas Plant for the benefit of the Company, which operations shall be conducted pursuant to the Brown 19 Gas Processing and Treating Agreement attached hereto as Exhibit J, which shall be assigned to the Company at Closing. MEC shall have the right to require, and upon the request of the Company, the obligation to require Manistee to convey the portions of the Brown 19 facilities in accordance with the Option Agreement attached as Exhibit V, subject to the rights of the Company under Section 2.2(c), above.

     17.13  Section 2.1 AFE's.  MarkWest and MEC shall have agreed upon the
            -----------------
AFE's for the activities to be performed by MarkWest under the terms of Section 2.1.

     17.14  1996 Budgets.  MarkWest and MEC shall have agreed upon the budgets
            ------------
for the year ending 1996 pursuant to the provisions of Section 6.5.

     17.15  Gas Facilities Reimbursement Agreement.  MPC shall have entered into
            --------------------------------------
an agreement with the Company in the form of Exhibit X.

     17.16  Formation of the Company.  The Parties shall have formed the Company
            ------------------------
and filed Articles of Organization with the Secretary of State of

Michigan.

From time to time, should MEC determine that there are conditions to Final Closing that, despite the good faith diligent efforts of MEC, will not be able to be satisfied by Final Closing, and if MarkWest does not expressly waive that condition within five business days of written notification from MEC, in writing, then either Party, upon written notice to the other, may cause this Agreement to be terminated pursuant to Article XXI, and neither Party shall have any further liability or obligation, of any nature, to the other, or to any of the Parties comprising MEC; provided, the foregoing termination shall not affect the obligations of any parties under the Letter Agreement dated September 29, 1995, and the guaranty of Michigan Gas Fund I and MPC, under letter of September 29, 1995, or under that certain Engineering Consulting Letter Agreement between MarkWest Hydrocarbon Partners, Ltd., and Manistee Gas Limited Liability Company, date February 9, 1996.

Should any of the foregoing conditions not be satisfied at Final Closing, or waived by MarkWest in writing, then MarkWest shall have no obligation to proceed to Final Closing and may cause this Agreement to be terminated pursuant to
Article XXI, and in electing not to proceed to Final Closing, MarkWest shall have no further liability or obligation, of any nature, to MEC, hereunder, or any of the Parties comprising MEC; provided, the foregoing termination shall not affect the obligations of any parties under the Letter Agreement dated September 29, 1995, and the guaranty of Michigan Gas Fund I and MPC, under letter of September 29, 1995, or under that certain Engineering Consulting Letter Agreement between MarkWest Hydrocarbon Partners, Ltd., and Manistee Gas Limited Liability Company, date February 9, 1996.

                                 ARTICLE XVIII
                                 FINAL CLOSING

     18.1   Time and Place of Final Closing. If the conditions to Final Closing
            -------------------------------
have been satisfied or waived, the consummation of the transactions contemplated hereby (the "Final Closing") shall be held on or before April 30, 1996, at the offices of MarkWest, Englewood, Colorado, or at such other location as mutually agreed.

     18.2   Final Closing Obligations.  At Final Closing:
            -------------------------

     a. MEC shall execute, acknowledge and deliver the General Conveyance and Assumption Agreement, in the form attached hereto as Exhibit I, all of which together will convey title to the Assets to the Company (including the Company's 98% membership interest in Basin); together with such other forms of conveyance as may be required by governmental entities to effect the transfer of the Assets, and shall execute and deliver to MarkWest an assignment of MarkWest's 1.2% membership interest in Basin. MEC shall further deliver possession thereof to the Company, and shall further deliver copies of the Records to MarkWest as Operator;

     b. MEC will deliver to MarkWest all items required to be furnished or supplied under MarkWest's Conditions of Final Closing;

     c. MEC shall pay MarkWest, or cause MarkWest to be paid, all amounts due to MarkWest under the repayment and repurchase obligations of Manistee contained in the Letter Agreement of September 29, 1995, in cash or other immediately available funds; and MarkWest shall transfer to MPC the title of all previously acquired oil and gas leaseholds, which were acquired by MarkWest pursuant to that Letter Agreement dated September 29, 1995;

     d.     MarkWest will pay MEC the amounts required under Section 2.1(a)(ii);

     e. The Parties shall calculate the then effective Ownership Interests of the Parties;

     f. MarkWest will repay MEC for MarkWest's share of the amounts required to the Working Capital Fund under Section 6.8; and,

     g. MarkWest and MEC shall execute such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.


                                  ARTICLE XIX
                INDEMNIFICATION, LIABILITY AND CONFIDENTIALITY
                ----------------------------------------------

     19.1   Assumption of Liabilities.  (a)  At the Final Closing, the Company
            -------------------------
shall assume all of the Assumed Liabilities pursuant to the terms of the General Conveyance and Assumption Agreement. As used herein, the term "Assumed Liabilities" means any and all obligations, liabilities, debts, costs, expenses, liens, encumbrances, demands, claims, actions, losses and damages of any kind whatsoever affecting the Assets or any portion thereof (the "Obligations") including but not limited to all of the Obligations arising out of or connected with any of the contracts or agreements listed on Exhibit C; provided, the Company's assumption of Environmental Obligations, as defined below, shall be subject to the provisions of Section 19.2 below; and further provided, the Assumed Liabilities shall not include Obligations arising or related to the violation, breach or default by Basin under any applicable laws, rules, regulations, orders and certificates of all local governmental authorities having jurisdiction, including, without limitation, all laws, rules, regulations, orders of, and certificates issued by, the Michigan Public Service Commission, regardless of whether or not specified on MEC's Disclosure Schedule attached as Exhibit P, (herein the "Basin Obligations"), for which MEC shall be responsible in accordance with Section 19.3(b), below; nor shall Assumed Liabilities include any Obligations for which a party is responsible under the terms of Section 19.3(a), below. Further, Assumed Liabilities shall not include any Obligations relating to or arising from the matters disclosed on Exhibit P which are marked with a single asterisk (*) or a double asterisk (**), which Obligations shall be subject to the provisions stated on Exhibit P, and to the extent that those Obligations are not assumed by the Company pursuant to the provisions of Exhibit P, they shall be called the "Retained Liabilities". MEC shall indemnify the Company against and hold the Company harmless from all Retained Liabilities pursuant to Section 19.3.

          (b) If the Company incurs Obligations resulting from Assumed Liabilities then as between MarkWest and MEC those Obligations shall be apportioned as of the applicable Ownership Interests of the parties at the time that the claim leading to the Obligations first arose. Accordingly in the event that the Company is required to make payments upon those obligations, then in determining distributable cash under Section 4.1, above, payment of those Obligations shall be allocated in accordance with those Ownership Interests; and, in the event there is insufficient cash available to satisfy those Obligations and if the Members voting in accordance with the provisions of this Agreement elect to advance the Company amounts to satisfy those Obligations then the Members shall advance those amounts in proportion to their Ownership Interests as they existed at the time that the claim first arose.

     19.2   Environmental Indemnification.
            -----------------------------

     a.     MEC's Indemnification of Certain Disclosed Obligations.  MEC hereby
            ------------------------------------------------------
     agrees to indemnify and hold the Company and MarkWest harmless from and reimburse the Company and MarkWest for all Obligations arising from any noncompliance or required remediation under applicable Environmental Laws disclosed in the Woodward-Clyde Reports described on Exhibit T.

     b.     Indemnification of Environmental Obligations.  As used herein, an
            --------------------------------------------
     "Environmental Obligation" is an Obligation resulting from acts or omissions, or conditions or circumstances occurring or existing before Final Closing (excluding, however, any Obligations arising solely and directly from the operations of Operator hereunder during the period from and after the Effective Date until the Final Closing Date), regardless of when asserted, that violates or could reasonably be expected to result in a violation of any Environmental Law (as defined in Section 12.7) and which are not disclosed in the Woodward-Clyde Reports described on Exhibit T. With regard to Environmental Obligations:

            i. The first $300,000 of expenditures by the Company related to Environmental Obligations shall be paid sixty percent (60%) by MarkWest and forty percent (40%) by MEC. It is provided that the difference in the amount paid by MarkWest and the amount it would have paid based upon the actual Ownership Interests of the Parties at the time of discovery of the Environmental Obligation shall be added to MarkWest's initial capital contribution and used in calculating the Ownership Interests of the Parties.

            ii. Amounts expended by the Company related to Environmental Obligations above the first $300,000 up to $1,500,000.00 shall be paid by the Parties in proportion to their respective Ownership Interests existing at the time of discovery of the Environmental Obligation.

            iii. Amounts expended by the Company related to Environmental Obligations above the first $1,500,000 up to $5,000,000.00 shall be paid seventy percent (70%) by MEC and thirty percent (30%) by MarkWest.

            iv. With respect to amounts to be expended by the Company related to Environmental Obligations exceeding the first $5,000,000.00, the following shall apply:

                 A. Those amounts shall be paid seventy percent (70%) by MEC and thirty percent (30%) by MarkWest; provided, however,

                 B. MEC shall have the right, exercisable within 30 days following the discovery of Environmental Obligations which would reasonably be expected to result in expenditures exceeding the first $5,000,000.00, to purchase the Membership of MarkWest in the Company. If MEC exercises this option, then subject to the provisions of C., below, MEC shall within 90 days following its written notice of exercise, pay MarkWest an amount equal to all costs and expenses incurred by MarkWest in connection with the Company, including, without limitation, all of MarkWest's initial capital contribution; and, upon that payment MarkWest will convey its Membership Interest in the Company, free and clear of liens and encumbrances created by MarkWest. Upon that conveyance, MEC shall indemnify MarkWest against and hold MarkWest harmless from all Obligations (including without limitation, all Environmental Obligations) of the Company or otherwise related to the Assets regardless of when occurring or asserted.

                 C. In the event that MEC exercises its purchase option under B., above, then MarkWest shall have 30 days following receipt of that election in which to agree, in writing, to pay sixty percent (60%) of the Environmental Obligations exceeding $5,000,000, with MEC paying forty percent (40%) thereof, without regard to the applicable Ownership Interests. Upon making that agreement, MEC's exercise of its purchase option under B., above, shall be deemed revoked and of no force and effect.

            v. The foregoing procedures with respect to Environmental Obligations shall apply only to those Environmenta l Obligations discovered within two (2) years follow ing the Final Closing Date. Any Environmenta l Obligations discovered after that 2-year period shall be deemed an Obligation assumed by the Company.

     The provisions of this paragraph b., shall be applicable to all of the Assets; and, further, should the Company acquire the Brown 19 Gas Plant, shall be applicable to the Brown 19 Gas Plant. This Section 19.2 shall be the sole and exclusive remedy for Environmental Obligations under this Agreement.

     19.3   Breach of Representations, Warranties or Covenants.
            --------------------------------------------------
            (a) As between the Parties, each Party shall indemnify and hold the other Party harmless from any and all Obligations (including reasonable attorney's and legal fees) arising out of or related to any breach of any representation, warranty or covenant hereunder of that Party (except for breaches which constitute Environmental Obligations, with respect to which
Section 19.2 shall be the sole and exclusive remedy), subject to the survival periods set forth in Sections 12.14 and 13.9. With respect to Obligations arising under the contracts or agreements described on Exhibit C and which, if asserted, would constitute a breach of MEC's representations under Section 12.9, MEC shall be relieved of liability with respect to contracts or agreements on which MEC has obtained an estoppel certificate which is reasonably satisfactory to MarkWest in the form similar to that attached as Exhibit U.

            (b) MEC shall indemnify and hold MarkWest harmless from any and all Basin Obligations and Retained Liabilities (as such terms are defined in Section 19.1, above).

            (c) Notwithstanding the foregoing, neither Party shall be required to indemnify or reimburse the other Party for any single Obligation arising out of or related to any breach of any representation, warranty or covenant hereunder, or arising out of or related to a Basin Obligation, or a Retained Liability, unless the amount of that Obligation exceeds $5,000.00.

     19.4   Procedures.  If a claim arises or is made for which a Party intends
            ----------
to seek indemnity with respect thereto under this Article XIX, that Party shall promptly notify the Indemnifying Party of such claims. The Indemnifying Party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that (a) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (b) the Indemnifying Party shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any liability resulting therefrom. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim of unconditional release to all Indemnified Parties from all liability with respect to such claim or consent to entry of any judgment.

     19.5   Mitigation.  Each Party entitled to indemnification hereunder or
            ----------
otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

     19.6   No Incidental or Consequential Damages.  No party hereto shall be
            --------------------------------------
entitled to recover from any other party hereto for any Obligations, or otherwise, in an amount in excess of the actual damages suffered by such party. Each party waives any right to recover punitive, special, exemplary, incidental and consequential damages.

     19.7   Limitation on Operator's Liability.  The Operator shall manage and
            ----------------------------------
control the affairs of the Company in good faith and to the best of its ability, and in accordance with what a prudent operator under similar conditions would do, and shall use its best efforts to carry out the purposes of the Company and for the benefit of all of the Parties. The Operator shall not, however, have any liability to the Company or any Party, independent of its liability as a Party, because of any act or omission made in good faith in the absence of gross negligence or willful misconduct.

     19.8   Confidentiality.  Each Party, for itself and for its respective
            ---------------
officers, partners, members, employees and representatives, agrees to keep proprietary information regarding the Company confidential. This proprietary information includes identity of customers, suppliers, producers, and markets, the terms of gas processing, gas purchase, gas transportation, marketing and sales contracts, results of operations, business plans, strategies and forecasts, together with other information deemed proprietary by the Members, including, without limiting the generality of the foregoing, drilling plans of any Party within the Dedication Area described in the Gas Gathering, Treating and Processing Agreement attached as Exhibit G. Despite the foregoing, proprietary information may be disclosed (i) to the extent required by applicable laws, regulations or court orders, or (ii) to the extent required in connection with a Party's efforts to obtain lending or financing related to its interest in the Company, or (iii) to a third party who is a potential equity investor in one of the Party's ownership in the Company (or to financial advisors engaged to locate such potential equity investors) upon obtaining from that third party a written agreement to keep information confidential and not to use that information for its own commercial benefit other than in connection with evaluating its potential investment.

                                  ARTICLE XX

                        ALTERNATIVE DISPUTE RESOLUTION
                        ------------------------------

     20.1   Dispute Resolution.  The Parties to this Agreement, agree that any
            ------------------
disputes arising hereunder shall be resolved by dispute resolution procedures which are alternatives to litigation in state or federal courts. Accordingly, the Parties agree that upon the occurrence of a dispute between them regarding any matter under this Agreement, representatives shall meet to negotiate in good faith to resolve the dispute. Should those representatives be unable to resolve the dispute within fifteen (15) days of the occurrence of the dispute, then the executive management of each Party shall meet to negotiate in good faith to resolve the dispute. Should the executive management representatives be unable to resolve the dispute within thirty (30) days following the occurrence of the dispute, the Parties shall attempt to determine other appropriate procedures for resolving that dispute, including further negotiation between the Parties, mediation, mini-trials, or arbitration. In the event the Parties are unable to agree upon the procedures to be utilized in resolving the dispute, then arbitration, as provided herein, shall be the deemed procedure.

     20.2   Arbitration.  All arbitration proceedings shall be conducted in
            -----------
accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) and shall be conducted at the AAA Offices in Denver, Colorado. The Parties agree that the AAA procedures shall be modified to provide that an evidentiary hearing before the arbitrators shall be held within sixty (60) days following the date the matter is submitted to the AAA and that an award or other determination of the arbitrators shall be made in writing within fifteen (15) days following the conclusion of the evidentiary hearing. The Parties agree that the resolution of the dispute shall by the manner agreed upon or otherwise utilized (for instance, the award of arbitrators) be binding upon the Parties and no court action may be commenced with respect to that dispute. Provided, in the event of arbitration, the arbitration award may be reduced to a judgment in any court of competent jurisdiction.

                                  ARTICLE XXI
                          TERMINATION AND DISSOLUTION
                          ---------------------------

     21.1   Termination of this Agreement to Prior Final Closing.  This
            ----------------------------------------------------
Agreement may terminated upon the following causes or conditions:

            (a) If a Party exercises any of its termination rights otherwise provided in this Agreement; or,

            (b)  If Final Closing hereunder has not occurred by May 10, 1996.

If this Agreement is terminated pursuant to the provisions hereof prior to Final Closing, then all of the operations of the Assets shall be transferred to MEC. MEC shall thereafter assume and be responsible for all obligations, liabilities and expenses of the related to the Assets arising before or after the date of termination, except for liabilities, claims, damages and losses arising solely and directly from the gross negligence or wilful misconduct of MarkWest; and, except for that assumption, neither Party shall have any further liabilities or obligations to the other; provided, however, the termination shall not affect the obligations of any parties under the Letter Agreement dated September 29, 1995, and the guarantee of Michigan Gas Fund I and MPC under letter of September 29, 1995, to make certain repayments to and repurchases from MarkWest, and under that certain Engineering Consulting Letter Agreement between MarkWest Hydrocarbon Partners, Ltd., and Manistee Gas Limited Liability Company, dated February 9, 1996.

     21.2   Grounds for Dissolution of the Company.  In addition to any
            --------------------------------------
dissolution of the Company provided for in any other provisions of this Agreement, the Company shall be terminated and dissolved upon the happening of any of the following events:

     (a) Expiration of the fixed term, as set forth in the Company's Articles of Organization;

     (b)    Upon the unanimous written consent of all Members;

     (c) Upon the withdrawal, expulsion, bankruptcy, dissolution of a Member or occurrence of any other event which terminates the continued ownership of a Member if it results in only one remaining Member.

     21.3   Termination of the Company After Final Closing.  If the Company is
            ----------------------------------------------
dissolved or terminated, after Final Closing, pursuant to the provisions above, the Company shall cause a Statement of Intent to Dissolve to be filed with the Michigan Secretary of State and a liquidating agent shall be designated by the Members. That liquidating agent shall immediately commence to conclude the Company's affairs and liquidate. The liquidating agent, on behalf of the Company, shall engage the services of an independent investment banking firm or other expert, to obtain the highest possible price for the assets of the Company. Any Member shall have the right during this period to also seek potential purchasers of the Company's assets. The Company's assets shall be distributed in payment of liabilities of the Company and to the Members in liquidation of the Company in the following order:

            (a) To creditors by the payment, or provision for payment, of the debts and liabilities of the Company (other than any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation;

            (b) To the setting up of any reserves that the Members may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves shall be paid over by the Members to a bank or other institutional escrow agent to be held in an interest bearing account for the purpose of ultimately disbursing such reserves in payment of the aforementioned contingencies, and at the expiration of that period as the Members may deem advisable, to distribute the balance in the manner provided in this Section, and in the order named herein;

            (c) To the payment to Members in respect of their share of the profits and other compensation by way of income on their contributions;

            (d) To the payment to the Members of their respective capital accounts at the date of distribution; if any Owner's Capital Account is negative, that Member shall make a capital contribution so as to restore its capital account balance to zero (0), which contribution shall be distributed to Company creditors or to Members with positive capital account balances in accordance with the terms of this Agreement; and,

            (e) The balance, if any, shall be divided among the Members in accordance with their Ownership Interests.

     21.4   Inadequate Assets.  Should the assets of the Company be insufficient
            -----------------
to satisfy its debts, expenses, and liabilities then no Member shall have any liability with respect thereto (other than the restoration of negative capital account balances to zero) and no Member shall be required to make contributions to satisfy those debts, expenses and liabilities. In such event, the Members agree to comply with applicable statutes and laws regarding the filing of Articles of Dissolution, and no such Articles shall be filed unless the Company complies with all requirements thereof.

                                 ARTICLE XXII
                                 MISCELLANEOUS
                                 -------------

     22.1   Benefits.  This Agreement shall be binding upon the Parties and
            --------
their legal representatives, successors and assigns.

     22.2   Amendments.  This Agreement is subject to amendment only by a
            ----------
written statement executed by all the Parties.

     22.3   Notices.  Delivery of any notice, decision, consent, waiver,
            -------
direction, request, vote or other instrument or communication provided for under this Agreement may be effected by personal delivery, by registered, certified or express United States mail, postage prepaid, or by any recognized private courier or delivery service which is capable of providing verification of delivery and will do so upon request, or by facsimile transmission sent and received in legible form during regular business hours of the intended recipient; but no such notice shall be effective until it is in fact received at the address so provided for receipt of notices; and no notice given by facsimile shall be deemed received unless receipt in legible form is confirmed by the recipient and a record thereof maintained by the sender. Each Party, by written notice to all other Parties, shall specify its address and facsimile numbers for the receipt of notices.

     22.4   Integration.  This Agreement, together with the Exhibits and the
            -----------
Related Agreements specified above, embodies the entire agreement and understanding among the Parties and supersedes all prior agreements and understandings.

     22.5   Applicable Law.  THIS AGREEMENT AND THE RIGHTS OF THE PARTIES SHALL
            --------------
BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

     22.6   Severability.  In case any one or more of the provisions contained
            ------------
in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

     22.7   Headnotes.  Headnotes are used merely for reference purposes and do
            ---------
not affect context in any manner.

     22.8   Gender.  Wherever applicable, the pronouns designating the masculine
            ------
or neuter gender shall equally apply to the feminine, neuter and masculine genders. Furthermore, whenever applicable within this Agreement, the singular shall include the plural.

     22.9   Exhibits.  The provisions of all Exhibits attached hereto are
            --------
incorporated herein and made a part of this Agreement.

     22.10  Time of the Essence.  Any and all activities of the Parties governed
            -------------------
by the terms of this Agreement shall be accomplished with the utmost expediency by the Parties hereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Michigan Energy Company, L.L.C.

     By: /s/ Michael V. Roncha
        ----------------------------
         Michael V. Roncha, Manager

and

     By:  /s/ Robert L. Zorich
         ----------------------------
          Robert L. Zorich, Manager


MARKWEST MICHIGAN LLC
By:  MarkWest Hydrocarbon Partners, Ltd., its manager
     By:  MarkWest Hydrocarbon, Inc., its general partner

By:  /s/ Arthur J. Denney
    -------------------------
     Vice President



FOR THE PURPOSES, AND ONLY FOR THE PURPOSES, OF SECTION 2.5:
                  -------------------------
MARKWEST HYDROCARBON PARTNERS, LTD.
     By:  MarkWest Hydrocarbon, Inc., its general partner


By:  /s/ Arthur J. Denney
    --------------------------
     Vice President

                               LIST OF EXHIBITS


EXHIBIT A                BROWN 19 GAS PLANT

EXHIBIT B                REAL PROPERTY, EASEMENTS

EXHIBIT C                CONTRACTS

EXHIBIT D                FILER 1-10 EXPENSES

EXHIBIT E                TAX MATTERS PROCEDURES

EXHIBIT F                ACCOUNTING PROCEDURES

EXHIBIT G                GAS GATHERING, TREATING AND PROCESSING AGREEMENT

Exhibit H                SUBORDINATION AGREEMENT

Exhibit I                GENERAL CONVEYANCE, SPECIAL WARRANTY DEED AND
                         ASSUMPTION AGREEMENT

EXHIBIT J                BROWN 19 GAS PROCESSING AND TREATING AGREEMENT

EXHIBIT K                -- no Exhibit K --

EXHIBIT L                -- no Exhibit L --

EXHIBIT M                BASIN PIPELINE ASSETS

EXHIBIT N                BASIN EXTENSION

EXHIBIT O                BASIN PIPELINE UPGRADES

EXHIBIT P                MEC DISCLOSURE SCHEDULE

EXHIBIT Q                FORM OF ASSIGNMENT

EXHIBIT R                CONSUMERS POWER OPTION AND COMMITMENT

EXHIBIT S                PRELIMINARY COST ESTIMATES

EXHIBIT T                WOODWARD-CLYDE REPORT

EXHIBIT U                ESTOPPEL CERTIFICATE

EXHIBIT V                BROWN 19 OPTION AGREEMENT

EXHIBIT W                DRILLING AGREEMENT

EXHIBIT X                FACILITIES CONSTRUCTION REIMBURSEMENT AGREEMENT

EXHIBIT Y                SHELL AGREEMENT

                                                              Exhibit C - Page 2

                                   EXHIBIT A

                             BROWN 19 PLANT ASSETS

Generally, the Brown 19 Plant assets are spray painted red, with the adjacent connecting piping with production, the Basin Pipeline, those assets excluded from the Brown 19 Plant and MichCon fuel gas spray painted orange, blue, yellow and yellow-orange striped respectively.

Brown 19 Plant Assets
- ---------------------

Amine Unit
TEG Unit
o.   NGL Unit (shut down T.H. Russell refrigeration unit)
o.   Flare
o.   Used NGL and sulphur recovery units in bone yard
        Dow Amine System (Ludington)
        Dow Amine System used for parts (Ludington)
        Dow Clause unit (Ludington)
Stock tank
Programmable logic controller (Allen-Bradley)
o.   Controll Building
o.   Office/Warehouse Bldg.
o.   Inventory garage
o.   Electrical Bldg. (now for NGL unit)
Instr. air bldg.
Air packs, 4 at plant, 1 in truck

Specifically Excluded from Brown 19 Assets
- ------------------------------------------

Krause/Adamczak/flash gas compressor
LoCat unit & sulphur purification unit *
o.   Acid gas injection compressor and acid gas piping
o.   Acid gas injection well, Miller-Lyman #1-18B
o.   Acid gas (Miller-Lyman #1-18B) pipeline
o.   Lake Orion System
        Amine System
        Mechanical recovery unit
Large  Building 40 x 60 x 115
Two well heads, 3000#
*Purification unit not owned by MGLLC - Still owned by ARI Technologies (Dale Sands, contact)



The piping breaks are as follows:

1.   Brown 19 Plant/Basin Pipeline - red/blue

                                                              Exhibit A - Page 1

     A.     Basin Pipeline Gas Pack

            a.   3" valve gas
            b.   2" valve air
            c.   2" valve fuel
            d.   1" and 2" valves - flare

     B.     Sour NGL Storage

            a.   (4) 4" x 6" relief valves on storage tanks to flare
            b.   (4) 2" valves - flash gas
            c.   2" valve - blowdown to flare
            d.   2" valve - truck loadout to flare
            e. 1" valve - sour NGL filter vapor return dump line (truck loadout area)

2.   Brown  19 Plant/Production - red/orange

     A.     Adamczak Gas Pack

            a.   1" union - flare
            b.   2" valve - air
            c.   (2) 2" valves - fuel
            d.   2" valve - inlet gas blowdown to flare
            e.   2" valve - outlet gas to Brown 19 (out of service)

3.   Brown  19 Plant/Excluded from Brown 19 Plant - red/yellow

     A.     Krause-Adamczak-Flash Gas Compressor

            a.   2" valve - discharge gas on compressor skid in building
            b.   (2) 3" 90's before flare header tie-in for flare gas
            c.   2" valve - fuel inside building
            d.   2" valve - air under grating inside building
            e.   3" valve - Brown 19 Plant flash gas compressor, outside
            f.   1" valve - compressor liquid dump to Brown 19 Plant stock tank



     B.     Acid Gas Compressor

            a. (2) 3" valves - upstream of pressure control valve (plus bypass) on acid gas downstream from still reflux accumulator, inside building

            a. (2) 3" valves - upstream of pressure control valve (plus bypass) on acid gas downstream from still reflux accumulator,

                                                              Exhibit A - Page 2
                 inside building
            b.   4" valve - acid gas to flare, inside building, near 3.
                 B. a., above
            c. 1" nipple - on Brown 19 flare header weldolet - for 2" suction safety relief and 1" drip tank vent, outside
            d. 1" nipple - on Brown 19 flare header weldolet - for 1" compressor relief valve and 1" blowdown valve, outside
            e.   2" valve - fuel to engine, on compressor skid
            f.   2" valve - compressor purge, in building
            g.   1" valve - knock out purge, in building
            h.   1" valve - drip tank pressurizing, in building
            i.   2" valve - air, in building
            j. 1" nipple - compressor liquid dump to slop tank weldolet, in amine building

     C.     LoCat Unit

            a. 2" coupling - fuel gas, downstream of pressure regulator in piperack on ground
            b.   2" valve - air, in piperack

     D. All spare or unused equipment, facilities and supplies located at or near the Plant site and in the portion commonly known as the "Boneyard"; excluding, however, the Lake Orion NGL skid.

                                                              Exhibit A - Page 3

                                   Exhibit E
                          TAX MATTERS AND PROCEDURES

            Section 1.1  Tax Definitions.  Capitalized words and phrases used in
                         ---------------
this Agreement have the following meanings:

1. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

           a. Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regs. (S) 1.704-2(g)(1) and 1.704-2(i)(5); and

           b. Debit to such Capital Account the items described in (S)(S) 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-
           1(b)(2)(ii)(d)(6) of the Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of (S) 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

2. "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

3. "Agreement" means the Participation and Operating Agreement as amended from time to time, to which this Exhibit is attached. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

4. "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent,

                                                              Exhibit E - Page 1
     or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty
     (60) days.

5. "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

     a. To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are allocated pursuant to Sections 2.2, 2.3 or 2.4 hereof, and the amount of any Tax Partnership liabilities assumed by such Person or which are secured by any Property distributed to such Person.

     b. To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are allocated pursuant to Sections 2.2, 2.3 or 2.4 hereof, and the amount of any liabilities of such Person assumed by the Tax Partnership or which are secured by any property contributed by such Person to the Tax Partnership.

     c. In the event all or a portion of an interest in the Tax Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     d. In determining the amount of any liability for purposes of this Agreement, there shall be taken into account Code (S) 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this Agreement

                                                              Exhibit E - Page 2
     relating to the maintenance of Capital Accounts are intended to comply with Regs. (S) 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

6. "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Tax Partnership with respect to the interest in the Tax Partnership held by such Person. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Tax Partnership by the maker of the note (or a Person related to the maker of the note within the meaning of Regs. (S) 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Tax Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regs. (S) 1.704-1(b)(2)(iv) (d)(2).

7. "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

8. "Tax Partnership Minimum Gain" has the meaning set forth in (S)(S) 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

9. "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Operator.

10. "Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31; (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Tax Partnership is required to allocate Profits, Losses and other items of Tax Partnership income, gain, loss or deduction pursuant to Section 2 hereof.

11. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

     a. The initial Gross Asset Value of any asset contributed by a Partner to the Tax Partnership shall be the gross fair market value of such

                                                              Exhibit E - Page 3
     asset, as determined by the contributing Partner.

     b. The Gross Asset Values of all Tax Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Operator, as of the following times: (1) the acquisition of an additional interest in the Tax Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Tax Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Tax Partnership; and (3) the liquidation of the Tax Partnership within the meaning of Regs.
     (S) 1.704-1(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses (1) and (2) above shall be made only if the Operator reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Tax Partnership;

     c. The Gross Asset Value of any Tax Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Operator; and

     d. The Gross Asset Values of Tax Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code (S) 734(b) or Code (S) 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regs. (S) 1.704-1(b)(2)(iv)(m) and pursuant to this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section to the extent the Operator determines that an adjustment pursuant to paragraph 11(b), above, is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).


If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a) or (b), above, or pursuant to this paragraph (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

12. "Partner Nonrecourse Debt" has the meaning set forth in (S) 1.704-2(b)(4) of the Regulations.

13. "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Tax Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with (S) 1.704-2(i)(3) of the Regulations.

14. "Partner Nonrecourse Deductions" has the meaning set forth in (S)(S) 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                                                             Exhibit E -  Page 4

15. "Nonrecourse Deductions" has the meaning set forth in (S) 1.704-2(b)(1) of the Regulations.

16. "Nonrecourse Liability" has the meaning set forth in (S) 1.704-2(b)(3) of the Regulations.

17. "Ownership Interest" means a Party's ownership interest in the Tax Partnership based upon that Party's ownership interest in the Company.

18.  "Partner" means a Party to the Participation Agreement to which this
     Exhibit is attached.

19. "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Tax Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code (S) 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
     (S) 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     a. Any income of the Tax Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

     b. Any expenditures of the Tax Partnership described in Code (S) 705(a)(2)(B) or treated as Code (S) 705(a)(2)(B) expenditures pursuant to Regs. (S) 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in
                                 -
     computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;

     c. In the event the Gross Asset Value of any Tax Partnership asset is adjusted pursuant to paragraphs 11(b) and (c) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

     d. Gain or loss resulting from any with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     e. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with paragraph 9, above;

     f. To the extent an adjustment to the adjusted tax basis of any Tax Partnership asset pursuant to Code (S) 734(b) or Code (S) 743(b) is required pursuant to Regs. (S) 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in

                                                              Exhibit E - Page 5
     complete liquidation of the Tax Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

20. "Regulations" or "Regs." means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

21.  "Regulatory Allocations" has the meaning set forth in Section 2.4 hereof.

22. "Tax Matters Partner" shall be the Operator. The Tax Matters Partner shall represent the Tax Partnership in all tax matters as provided in Code (S) 6221 through 6231.

23. "Transfer" and "Transferred" means the passage of a legal or equitable interest in an Ownership Interest pursuant to a sale, exchange, gift, assignment, pledge, hypothecation, foreclosure or other conveyance, disposition or encumbrance, and including without limitation the passage of a legal or equitable interest in the Ownership Interest by judicial order, bequest, devise, intestate succession or other operation of law. "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of."

     2.1    Profits.  Subject to the limitations and rules set forth in Section
            -------
2.3, 2.4, and 2.5, Profits for each Fiscal Year shall be allocated among the Partners based upon the Ownership Interest of the Parties.

     2.2    Allocations of Losses.  Subject to the special allocations,
            ---------------------
limitations, and rules set forth in Sections 2.3, 2.4, and 2.5, Losses occurring in any Fiscal Year shall be allocated to the Partners based upon the Ownership Interests of the Parties.


     2.2.1  Allocations of Losses Creating Deficit Capital Accounts.  The losses
            -------------------------------------------------------
allocated herein shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some, but not all, of the Partners would have Adjusted Capital Account Deficits as a consequence of allocation of Losses pursuant to Section 2.1 hereof, the limitations set forth in this Section 2.2.1 shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Losses to each Partner under (S) 1.704-1(b)(2)(ii)(d) of the Regulations.

     2.3    Special Allocations.  The following special allocations shall be
            -------------------
made in the following order:

                                                              Exhibit E - Page 6

     2.3.1  Minimum Gain Chargeback.  Except as otherwise provided in (S) 1.704-
            -----------------------
2(f) of the Regulations, notwithstanding any other provision of this Section 2, if there is a net decrease in Tax Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Tax Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Tax Partnership Minimum Gain, determined in accordance with Regs. (S) 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with (S)(S) 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 2.3.1 is intended to comply with the minimum gain chargeback requirement in (S) 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

     2.3.2  Partner Minimum Gain Chargeback.  Except as otherwise provided in
            -------------------------------
(S) 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 2, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Tax Partnership Fiscal Year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with (S) 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partner income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regs. (S) 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with (S)(S) 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 2.3.2 is intended to comply with the minimum gain chargeback requirement in (S) 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

     2.3.3  Qualified Income Offset.  In the event any Partner unexpectedly
            -----------------------
receives any adjustments, allocations, or distributions described in (S)(S) 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or (S) 1.704-1(b)(2)(ii)(d)(6)
of the Regulations, items of Tax Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 2.3.3 shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 2 have been tentatively made as if this Section
2.3.3 were not in the Agreement.

     2.3.4  (S) 754 Adjustments.  To the extent an adjustment to the adjusted
            -------------------
tax basis of any Tax Partnership asset pursuant to Code (S) 734(b) or Code (S) 743(b) is required, pursuant to Regs. (S) 1.704-1(b)(2)(iv)(m)(2) or Regs. (S) 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Tax Partnership, the amount of such adjustment to

                                                              Exhibit E - Page 7

Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Tax Partnership in the event that Regs.
(S) 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regs. (S) 1.704-1(b)(2)(iv)(m)(4) applies.

     2.4    Curative Allocations.  The allocations set forth in Sections 2.2 and
            --------------------
2.3 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Tax Partnership income, gain, loss or deduction pursuant to this Section 2.4 (in the current Fiscal Year, or in subsequent Fiscal Years, if necessary). Therefore, notwithstanding any other provision of this Section 2 (other than the Regulatory Allocations), the Operator shall make such offsetting special allocations of Tax Partnership income, gain, loss or deduction in whatever manner it determines appropriate (in the current Fiscal Year, or in subsequent Fiscal Years, if necessary) so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Tax Partnership items were allocated pursuant to Sections 2.1, and 2.2.

     2.5    Other Allocation Rules.  For purposes of determining the Profits,
            ----------------------
Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partner using any permissible method under Code (S) 706 and the Regulations thereunder.


     2.6    Tax Allocations.
            ---------------

     2.6.1 In accordance with Code (S) 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Tax Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Tax Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 2.2 hereof).

     2.6.2 If the Gross Asset Value of any Tax Partnership asset is adjusted pursuant to Section 2.2 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code (S) 704(c) and the Regulations thereunder.

     2.6.3  Any elections or other decisions relating to the allocations in this
Section 2.6 shall be made by the Operator in any manner that reasonably

                                                              Exhibit E - Page 8
reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 2.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

     2.7    Compliance With Certain Requirements of Regulations; Deficit Capital
            --------------------------------------------------------------------
Accounts.  In the event the Tax Partnership is "liquidated" within the meaning
- --------
of Regs. (S) 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 2.7 to the Partners who have positive Capital Accounts in compliance with Regs. (S) 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs) such Partner shall have no obligation to make any contribution to the capital of the Tax Partnership solely for the purpose of eliminating the deficit balance, and such deficit shall not be considered a debt owed to the Tax Partnership or any other person; provided, the foregoing shall not relieve any Partner from amounts otherwise due under the provisions of the Agreement or under the Operating Agreement attached to the Agreement. In the discretion of the Operator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Agreement may be:

     2.7.1 distributed to a trust established for the benefit of the Partners for the purposes of liquidating Tax Partnership assets, collecting amounts owed to the Tax Partnership, and paying any contingent or unforeseen liabilities or obligations of the Tax Partnership or of the Partners arising out of or in connection with the Tax Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Operator, in the same proportions as the amount distributed to such trust by the Tax Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

     2.7.2 withheld to provide a reasonable reserve for Tax Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Tax Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

     2.8    Method.  The Tax Partnership shall keep its accounts using the
            ------
accrual method of accounting.

     2.9    Take-in-Kind.  Where any Party has retained the right to take his
            ------------
share of production in-kind and during the taxable year such Party actually exercises such right, any revenue associated with such production from the sale of such production by such Party shall be accounted for separately by that Party.

     2.10   Partnership Items and Audits.
            ----------------------------

     2.10.1 Tax Matters Partner.  The parties hereto agree that MarkWest shall
            -------------------

                                                              Exhibit E - Page 9
act in the capacity of Tax Matters Partner. MarkWest, as Tax Matters Partner, agrees to use its best efforts to comply with its duties and responsibilities as set forth in the Code of this Exhibit but, in doing so, shall incur no liability to any other Party for its actions as Tax Matters Partner, including, but not limited to liability for any additional taxes, interest, or penalties owed by any Party due to adjustment of partnership items at the Tax Partnership level.

     2.10.2 Consistency.  No Party shall knowingly treat a partnership item on
            -----------
its federal income tax return in a manner inconsistent with the treatment of such item on the Tax Partnership's federal income tax return filed by MarkWest without first giving reasonable advance notice of such intended action (including the proposed treatment of such partnership items) to the other parties.

     2.10.3 Communication.  The Parties shall furnish Tax Matters Partners with
            -------------
such information including, without limitation, information specified in Section 6230(e) of the Code, as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Parties in accordance with Section 6223 of the Code. The parties shall also furnish to each other copies of all correspondence with the Internal Revenue Service or the Department of Treasury regarding any aspect of any partnership items or the Tax Partnership's tax returns. The Tax Matters Partner shall keep such Party informed of all administrative and judicial proceedings for the adjustment at the Tax Partnership level of partnership items in accordance with
Section 6223(g) of the Code.

     2.10.4 Extension of Limitation Periods.  The Tax Matters Partner shall not
            -------------------------------
enter into any extension of the period of limitations for making assessments with respect to partnership items, as provided under Section 6229 of the Code, without first giving reasonable advance notice to all other Parties of such intended action and obtaining their unanimous written consent.

     2.10.5 Settlement Negotiations.
            -----------------------

                    (a) No Party shall enter into settlement negotiations with the Internal Revenue Service or the Department of Treasury with respect to the federal income tax treatment of partnership items without first giving reasonable notice of such intended action (including any proposal for settlement) to the other Parties. No Parties other than the Tax Matters Partner, as provided herein, shall enter into any settlement agreement which binds or purports to bind the Tax Partnership, or any other Party without their written concurrence. Any Party who enters into a settlement agreement with the Internal Revenue Service or the Department of the Treasury with respect to any partnership items shall immediately notify the other Parties of such settlement agreement and its terms.

                    (b) The Tax Matters Partner shall not enter into settlement negotiations with respect to tax treatment of partnership items without first giving reasonable advance notice of such intended action (including any

                                                             Exhibit E - Page 10
proposal for settlement) to the other Parties. The Tax Matters Partner shall not bind any other Party to a settlement agreement without obtaining the written concurrence of such Party who would be bound by such agreement.

     2.10.6  Requests for Administrative Adjustments and Judicial Proceedings.
             ----------------------------------------------------------------
The Tax Matters Partner shall not file on behalf of the Tax Partnership (a) a request for an administrative adjustment of any partnership item under Section 6227(b) of the Internal Revenue Code, (b) a petition for readjustment of partnership items under Section 6226(a) of the Code, or (c) a petition for an adjustment with respect to partnership items under Section 6228(a) of the Code without first giving reasonable advance notice to all other Parties and securing their written consent.

     If the requisite approval for filing a petition for readjustment of partnership items under Section 6226(a) of the Code is secured, the Tax Matters Partner shall file the petition within 90 days after the date on which a notice of final partnership administrative adjustment is mailed to the Tax Matters Partner in a court competent jurisdiction approved in writing by the Parties.

     If the requisite approval for filing a petition for an adjustment with respect to partnership items under Section 6228(a) of the Code is secured, the Tax Matters Partner shall file a petition within the time period specified in
Section 6228(a)(2)(A) of the Code in a court of competent jurisdiction approved in writing by the Parties.

     No Party (including the Tax Matters Partner) shall individually file (a) a request for an administrative adjustment of partnership items under Section 6227(a) of the Code, (b) a petition for readjustment of partnership items under
Section 6626(b) of the Code, or (c) petition for an adjustment under Section 6228 of the Code (or under any other section of the Code) with respect to any partnership item or other tax matters involving the Tax Partnership without first giving reasonable advance notice of such intended action and the nature of the contemplated proceeding (including the proposed treatment of the partnership items and the proposed court, if applicable) to the other Parties.

     2.10.7 Fees and Expenses.  The Tax Matters Partner shall have the right to
            -----------------
engage legal counsel, certified public accountants, or others with respect to Tax Partnership level tax audits or contests without the prior written consent of the other parties. Any Party may engage legal counsel, certified public accountants, or others on its own behalf and at its sole cost and expense. Any reasonable item of expense with respect to such matters, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the Tax Matters Partner incurs in connection with any Tax Partnership level audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges under the Agreement and shall be borne by the Parties as any other operating expense under the Agreement.

     2.10.8 Other Income Based Taxes.  The provisions of this Article shall
            ------------------------
apply for state and local income tax purposes (and for other taxes computed

                                                             Exhibit E - Page 11
with respect to income) to the extent similar to Code Section 6221 through 6233 are applicable to such taxes.

     2.11.1 Termination.  The Tax Partnership shall terminate upon: (a) the
            -----------
withdrawal, dissolution, bankruptcy or insolvency of any Party; (b) the termination of this Agreement; (c) the unanimous consent of the Parties; or (d) as provided by Law.

     2.11.2 Procedure Upon Termination.  Upon termination of the Tax
            --------------------------
Partnership, the capital accounts shall be updated and the properties of the Tax Partnership shall be deemed to have been sold at their fair market value determined by using daily market prices for production and in accordance with an independent appraisal for other assets, and the unrealized gains or loss from such deemed sale shall be credited or charged to the Parties' capital accounts.

     2.11.3 Deemed Distribution and Recontribution.  Notwithstanding any other
            --------------------------------------
provisions of this Agreement, in the event the Tax Partnership is liquidated within the meaning of Regs. (S) 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Tax Partnership's liabilities shall not be paid or discharged, and the Tax Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Tax Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Tax Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Tax Partnership which shall be deemed to have assumed and taken subject to all such liabilities.

     2.12   Survival.  The provisions of this Exhibit regarding partnership
            --------
items and audits, including but not limited to the obligation to pay fees and expenses, shall survive the termination of the Agreement, the Tax Partnership and the termination of any Party's interest under the Agreement or the Tax Partnership and shall remain binding on the Parties thereto for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Tax partnership for the applicable tax year.

                                                             Exhibit E - Page 12

                                   Exhibit F
                             ACCOUNTING PROCEDURES

I.        DEFINITIONS

               "Company Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached.

               "Company Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Company Property.

               "Company Account" shall mean the account (identified separately from the Operator's non-Company Property accounts) showing the charges paid and credits received in the conduct of the Company Operations which are to be shared by the Parties.

               "Operator" shall mean the Party designated to conduct the Company Operations, and is the same as the Operator referred to in the body of this Agreement.

               "Non-Operators" shall mean the other Parties other than the Operator.

               "Parties" shall mean Operator and Non-Operators.

               "Supervisors" shall mean those employees whose primary function in Company Operations is the direct supervision of other employees and/or contract labor directly employed on the Company Property in a field operating capacity.

               "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Company Operations is the handling of specific operating conditions and problems for the benefit of the Company Property.

               "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees incurred in connection with the Company Operations.

               "Material" shall mean personal property, equipment or supplies acquired or held for use on the Company Property.

               "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

                                                              Exhibit F - Page 1

II.       DIRECT CHARGES

          Operator shall charge the Company Account with the following items:

          1.   Rentals

               Rentals and lease payments paid by Operator for the Company Operations.

          2.   Labor

               A. (1) Salaries and wages of Operator's field employees directly employed on the Company Property in the conduct of Company Operations.

                    (2) Salaries of Supervisors in the field directly employed on the Company Property in the conduct of Company Operations.

                    (3) Salary of all employees located in the State of Michigan and directly responsible to the Company.

               B. (i) Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Company Account; (ii) expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs; (iii) Operator's current costs of established plans for employees' group medical and life insurance, hospitalization, pension retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost are chargeable to the Company Account. The costs under this Paragraph 2B will be charged on a "percentage assessment" of the amount of salaries and wages chargeable to the Company Account under Paragraph 2A of this Section II. The rate shall be based on the Operator's verifiable cost experience and unanimously approved by the Members in the Annual Operating Budget. During the first year of operation the percentage assessment will be thirty-five percent (35%).

               C. Reimbursable Personal Expenses of those employees whose salaries and wages are chargeable to the Company Account under Paragraph 2A of this Section II.

          3.   Employee Relocation

               Proportionate share of expenses involved in relocating employee's to the Company or moving an employee within the Company as set forth in Operator's relocation policy based upon amount of time

                                                              Exhibit F - Page 2
               that employee will be directly engaged in conduct of Company business.

          4.   Material

               Material purchased or furnished by Operator for use on the Company Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Company Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

          5.   Transportation and Travel

               Transportation and Material necessary for the Company Operations but subject to the following limitations:

               A. If Material is moved to the Company Property from the Operator's warehouse or other properties, no charge shall be made to the Company Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Company Property unless agreed to by the Parties.

               Travel expenses of Operator's employees while directly engaged on Company business.

          6.   Services

               The cost of contract services (including gas treating), equipment and utilities provided by outside sources. The cost and expenses of professional consultant services and contract services of technical personnel directly engaged on the Company Property.

          7.   Damages and Losses to Company Property.

               All costs or expenses necessary for the repair or replacement of Company Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

                                                              Exhibit F - Page 3

          8.   Legal Expense

               Subject to the restrictions set out in Section 5.4 of the Agreement to which this Accounting Procedure is attached, expenses of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from Company Operations under this Agreement or necessary to protect or recover the Company Property, as well as outside legal expenses in connection with contract preparations and negotiations in connection with Company Operations.

          9.   Taxes

               All taxes of every kind and nature (other than income taxes and taxes covered by the labor burden under 2.B., above) assessed or levied upon or in connection with the Company Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties.

          10.  Insurance

               Net premiums paid for insurance required to be carried for the Company Operations for the protection of the Parties.

          11.  Abandonment and Reclamation

               Costs incurred for abandonment of the Company Property, including costs required by governmental or other regulatory authority.

          12.  Communications

               Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, or area networks, including radio and microwave facilities and telecopiers, telephones and computers directly serving the Company Property. In the event communication facilities/systems serving the Company Property are Operator owned, charges to the Company Property shall for those facilities/systems shall be direct charges hereunder.

          13.  Other Expenditures

               Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is of direct benefit to the Company Property and is incurred by the Operator in the necessary and proper conduct of the Company Operations. Chart Integration is a direct charge.

III.      OVERHEAD

                                                              Exhibit F - Page 4

          1.   Administrative and General Overhead - Company Operations:

                 During the initial twelve (12) month period following the
               Effective Date of the Agreement to which this Exhibit is attached, Operator shall charge the Company Account an amount equal to $35,000.00 per month as overhead (which shall be deemed
                        ----------
               to cover all expenses other than Direct Charges hereunder; and thereafter Operator shall charge the Company Account an amount equal to $30,000.00 per month as overhead, which monthly amount
                        ----------
               shall be subject to adjustment as provided below.

          2.   Overhead - Adjustments

               The overhead rates shall be adjusted as of the 1st day of April each year commencing upon the second April following the effective date of the agreement to which this Exhibit is attached. The adjustment shall be computed by multiplying the rate currently in effect by the percentage increase or decrease in the average weekly earnings of crude petroleum and gas production workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of crude petroleum and gas fields production workers as published by the United States Department of Labor, Bureau of Labor Statistics. The adjusted rate shall be the rates currently in use, plus or minus the computed adjustment.


IV.       PRICING OF COMPANY ACCOUNT MATERIAL PURCHASES, TRANSFERS AND
          DISPOSITIONS

          Operator is responsible for Company Account Material and shall make proper and timely charges and credits for all Material movements affecting the Company Property. Operator shall provide all Material for use on the Company Property; however, at Operator's option, that Material may be supplied by a non-operator. Operator shall make timely disposition of idle and/or surplus Material, that disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material, having an original cost in excess of Twenty-five Thousand Dollars
          $25,000.00   shall be subject to agreement by the Parties.
          -----------

          1.   Purchases

               Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to Vendor for any other reasons, credit shall be passed to the Company Account when adjustment has

                                                              Exhibit F - Page 5
               been received by the Operator.

          2.   Transfers and Dispositions

               Material furnished to the Company Property and Material transferred from the Company Property or disposed of by the Parties shall be priced on the following basis, exclusive of cash discounts:

               A.   New Material (Condition A)

                    (1) All Material shall be priced at the current new price as invoiced, plus transportation costs, if applicable.

                    (2) Unused new Material, moved from the Company Property shall be priced in accordance with A(1), above.

               B.   Good Used Material (Condition B)

                    (1)  Material moved to the Company Property
                         (a) At seventy-five percent (75%) of current new price, as determined by Paragraph A.

                    (2)  Material used on and moved from the Company Property
                         (a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Company Account as new Material or
                         (b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Company Account as used Material.

                    (3)  Material not used on and moved from the Company
                         Property
                         (a) At seventy-five percent (75%) of current new price as determined by Paragraph A.

                    The cost of reconditioning, if any, shall be absorbed by the Party receiving the property.

               C.   Other Used Material

                    (1)  Condition C

                         Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C

                                                              Exhibit F - Page 6
                         value plus cost of reconditioning does not exceed Condition B value.

                    (2)  Condition D

                         Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be price on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

                    (3)  Condition E

                         Junk shall be price at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

               D.   Obsolete Material

                    Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

          3.   Warranty of Material Furnished by Operator


               Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Company Account until adjustment has been received by Operator from the manufacturers or their agents.

V.        INVENTORIES

          The Operator shall maintain detailed records of Controllable Material, as well as inventories of feedstock, plant products and of exchange balances.

          1. In order to minimize the costs tied up in parts inventory while also avoiding operations interruptions, the Operator will be responsible for preparing a detail of parts deemed essential for the operation of the facility. Operator shall inform Non-Operators annually of the value of the inventory to be maintained during the ensuing year. Purchases of inventoriable items made in order to keep the parts inventory at the previously approved level will be expensed and charged as incurred.

                                                              Exhibit F - Page 7

          2.   Periodic Inventories, Notice and Representation

               Physical inventories shall be taken by Operator of the Company Account Controllable Material as determined are necessary. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-operators may be represented when any inventory is taken. Written election by Non-operators to not be represented at an inventory shall bind Non-operators to accept the inventory taken by Operator.

          3.   Reconciliation and Adjustment of Inventories

               Adjustment to the Company Account resulting from the reconciliation of a physical inventory shall be made in the month following the taking of that physical inventory. Inventory adjustments will be made by Operator to the Company Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

          4.   Special Inventories

               Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Company Property. A special inventory may be taken at the request of any Party but not more often than once every two (2) years. The cost of any special inventory shall be the sole responsibility of the requesting Party. It shall be the duty of the Party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In those cases, both the MEC and the purchaser shall be governed by that inventory. In cases involving a change of Operator, all Parties shall be governed by that inventory.

          5.   Expense of Conducting Inventories

               A. The expense of conducting periodic inventories shall not be charged to the Company Account unless agreed to by the Parties.

               B. The expense of conducting special inventories shall be charged to the Parties requesting the inventories, except inventories required due to change of Operator, shall be charged to the Company Account.

                                                              Exhibit F - Page 8

                                   EXHIBIT I

                   GENERAL CONVEYANCE, SPECIAL WARRANTY DEED
                           AND ASSUMPTION AGREEMENT


KNOW ALL MEN BY THESE PRESENTS:

     THIS GENERAL CONVEYANCE AND SPECIAL WARRANTY DEED (referred to hereinafter as "Conveyance"), effective as of 7:00 A.M., Mountain time, as of the date hereof, (referred to as "Effective Time"), from MEC, (referred to hereinafter as "Assignor"), to WEST SHORE PROCESSING COMPANY, LLC, A MICHIGAN LIMITED LIABILITY COMPANY, 5613 DTC Parkway, Suite 400, Englewood, Colorado 80111, (referred to hereinafter as "Assignee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     FOR Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, SELLS, TRANSFERS, BARGAINS, CONVEYS and ASSIGNS to Assignee, all of the following right, title and interest of Assignor in and to the following assets (such right, title and interest in and to the following being referred to herein as the "Assets"):

     a. A 98% membership interest in Basin Pipeline Limited Liability Company ("Basin"), it being understood that Basin owns all pipeline facilities, and all related equipment, machinery, supplies, pipelines, facilities, easements, certificates, licenses, rights of way, surface leases and agreements, permits and other properties, real or personal, necessary to ownership and operation thereof, used in connection therewith or appurtenant thereto as owned as of the Agreement, as defined below, including, without limitation, those facilities and properties described on Exhibit M, attached hereto and made a part hereof.

     b. All personal property and equipment, and fixtures located on or appurtenant to the assets described in paragraph a., above, or used in connection therewith.

     c. All accounts receivable attributable to the assets described in paragraphs a. and b., above accruing on or after the Effective Time; provided, Assignor retains the right to all revenues attributable to the Assets prior to the Effective Time, even if received after the Effective Time, including, all rights to refunds or rebates of sales taxes related to the Assets prior to the Effective Time, even if received after the Effective Time.

     d. All records, maps, data, files, test results, and other information in Assignor's possession related to the portions of the Assets described above (the "Records").

                                                              Exhibit I - Page 1

     e. All real property, rights-of-way, easements, surface agreements, licenses and permits related to or used in connection with the ownership, operation and maintenance of the portions of the Assets described above, including those as more fully described on Exhibit B, attached hereto and made a part hereof, including an easement from Manistee Gas Limited Liability Company ("Manistee") to the Assignee providing access across, ingress to and egress from the lands of Manistee related to the Brown 19 gas plant for the purposes of permitting Assignee access to the facilities acquired from Basin and which are located on the lands utilized by the Brown 19 Gas Plant.

     f. Those portions of the Brown 19 Gas Plant specifically designated on Exhibit A.

     g. All contracts and agreements pertaining to the portions of the Assets described above, to the extent described on Exhibit C, attached hereto and made a part hereof.


All properties, real, personal or mixed, and rights (contractual or otherwise) included hereinabove are sometimes referred to hereinafter as the "Assets".

     TO HAVE AND TO HOLD the Assets forever subject to the following terms and conditions:

     1.     Observance of Laws. This Conveyance is subject to all applicable
            ------------------
laws, ordinances, rules, and regulations affecting the Assets.

     2.     Successors and Assigns.  The terms, covenants, and conditions hereof
            ----------------------
bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     3.     Authority.  Assignor represents that (i) it has the full authority
            ---------
to execute this Conveyance, (ii) this Conveyance is enforceable in accordance with its terms.

     4.     Participation, Ownership and Operating Agreement.  This Conveyance
            ------------------------------------------------
is made expressly subject to and in accordance with the terms and conditions of that certain Participation, Ownership and Operating Agreement between Assignor and MarkWest Michigan LLC, dated ___________ __, 1996 (the "Agreement"), and all representations, warranties, covenants, indemnities and obligations of the parties under the Agreement shall survive the execution and delivery of this Conveyance in accordance with the terms of the Agreement.

     5.     Further Assurances.  The parties agree to execute any and all other
            ------------------
instruments reasonably required to effectuate and consummate the transactions between them as contemplated by this Conveyance and by the Agreement to Acquire.

     6.     Warranty of Title.  Assignor shall and hereby specially warrants
            -----------------

                                                              Exhibit I - Page 2
title to the Assets and will defend Assignee against all claims whatsoever made against any or all of the Assets arising by, through or under Assignor, but not otherwise.

     7.     Assumption of Obligations.  Assignee hereby assumes all of the
            -------------------------
Assumed Liabilities, as defined herein. As used herein, the term "Assumed Liabilities" means any and all obligations, liabilities, debts, costs, expenses, liens, encumbrances, demands, claims, actions, losses and damages of any kind whatsoever affecting the Assets or any portion thereof (the "Obligations") including but not limited to all of the Obligations arising out of or connected with any of the contracts or agreements listed on Exhibit C to the Agreement; provided, as between the parties comprising the Company, the Company's assumption of Environmental Obligations, as defined in the Agreement shall be subject to the provisions of the Agreement.

     THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED HEREIN "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THIS CONVEYANCE IS MADE AND ACCEPTED UPON THE UNDERSTANDING AND AGREEMENT THAT ALL TANGIBLE PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY ASSIGNEE, IN THEIR "WHERE IS, AS IS" CONDITION WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULARLY PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

     EXECUTED this _____ day of __________, 1996.


By:_____________________________
Title:   Manager

                                                              Exhibit I - Page 3

THE STATE OF ________    )
                               )
COUNTY OF __________     )

     The foregoing instrument was acknowledged before me this ____ day of ___________, 1996, by ____________________________, the _______________Manager
of MEC.

       Witness my Hand and Official Seal.
       My Commission expires: _______________________


                                     ___________________________________
                                     Notary Public

                                                              Exhibit I - Page 4

                                   EXHIBIT M

                             BASIN PIPELINE ASSETS

Generally, the Basin Pipeline assets are spray painted blue, with the adjacent connecting piping with production, the Brown 19 Plant, those assets excluded from the Brown 19 Plant and MichCon fuel gas spray painted orange, red, yellow and yellow-orange striped respectively. Notwithstanding any failure to correctly paint assets, it is the intention that the Basin Pipeline Assets include all properties, equipment, facilities, machinery, supplies, rights or way, easements, permits, contract, certificates and licenses, and all other realty, personalty or mixed property, wherever located, owned by Basin as of the date of this Agreement, including, without limitation, the following:

Basin Pipeline Assets
- ---------------------

Victory Compressor Station
Peterson Compressor Station
 .  Basin Pipeline
 .  Slug catcher, filter unit and gas pack at Brown 19 location
 .  Sour liquids storage at Brown 19 location
 .  Flare trailer
PC, monitor & keyboard and printer for SCADA in Brown 19 control room (Gateway
   2000 and Epson)
SCADA System
      RTU 3310 in Brown 19 control room
      Dedicated modem
      RTU 3310's at Murray State and Lakeland
Radios (6 handheld, 4 base units) batteries and chargers
Vehicle tool boxes and tools and inventory
 .  Portable flare
7 air packs (Murray State, Lakeland, Victory, pumper's trucks, John's & Brian's trucks
3 portable H\2\S monitors
 .  20 MMSCFD Gas Pack

The piping breaks are as follows:

1.   Production/Basin Pipeline - orange/blue

     A.   Lakeland

          a.   3" safety shutoff valve in building
          b.   (2) 1" valve to Lakeland flare on pig launcher

     B.   Olsen

          a.   3" valve upstream of meter run outside building

     C.   Wierbowski

                                                              Exhibit M - Page 1

          a.   3" valve upstream of meter run outside building

     D.   Peterson Well (Dynamic Development) at Peterson Compressor Station

          a.   2" valve - Peterson well gas in meter run area
          b. 2" valve - Peterson compressor (Basin Pipeline) dehydrator water dump into Peterson well treater
          c. 2" valve - Peterson compressor (Basin Pipeline) fuel gas to Peterson well treater downstream of meter run
          d. 2" ball check valve - Peterson well treater vent to Peterson compressor (Basin Pipeline) flare

     E.   Abrahamson at Peterson Compressor Station

          a.   3" valve upstream of meter run

     F.   Billows

          a.   3" valve upstream of meter outside of building

     G.   Stolberg (with Lunde)

          a.   3" valve upstream of meter outside building

     H.   Lunde (with Stolberg)

          a. 3" valve tieing into line that is downstream of Stolberg (Basin's) meter (downstream of Ominmex's meter)

     I.   Welnerts (Miller Bros.)

          a.   3" shutoff valve upstream of meter outside building

     j.   Murray State

          a.   4" flange downstream from meter outside building
          b.   1/2" valve of 3/8" tubing from corrosion inhibitor tank

2.   Basin Pipeline/Brown 19 Plant - blue/red

     A.   Basin Pipeline Gas Pack

          a.   3" valve gas
          b.   2" valve air
          c.   2" valve fuel
          d.   1" and 2" valves - flare

     B.   Sour NGL Storage

                                                              Exhibit M - Page 2

          a.   (4) 4" x 6" relief valves on storage tanks to flare
          b.   (4) 2" valves - flash gas
          c.   2" valve - blowdown to flare
          d.   2" valve - truck loadout to flare
          e.   1" valve - sour NGL filter vapor return dump line
               (truck loadout area)

3.   Basin Pipeline/MichCon - blue/yellow-orange striped

     A.   Peterson Compressor

          a.   2" valve downstream from MichCon's valving set

     B.   Victory Compressors

          a.   2" flange at downstream edge of MichCon's valving set

                                                              Exhibit M - Page 3